EXHIBIT 99(a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares Of Common Stock

including the Associated Preferred Share Purchase Rights

of

Sybase, Inc.

at

$65.00 Per Share

by

Sheffield Acquisition Corp.

a wholly-owned subsidiary of

SAP America, Inc.

an indirectly wholly-owned subsidiary of

SAP AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M., NEW YORK CITY TIME,

ON THURSDAY, JULY 1, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 12, 2010 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, Inc., a Delaware corporation (“SAP America”), Sheffield Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of SAP America, and Sybase, Inc., a Delaware corporation (“Sybase”). The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, the Purchaser will merge with and into Sybase (the “Merger”), with Sybase continuing as the surviving corporation and a wholly-owned subsidiary of SAP America.

The Sybase board of directors has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Sybase and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Sybase common stock, par value $0.001 per share, including the associated preferred share purchase rights (collectively, the “Shares”) that, considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser or with respect to which SAP America or the Purchaser otherwise has direct or indirect voting power, represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis, as defined below) and (b) no less than a majority of the voting power of the shares of capital stock of Sybase then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. The Offer is also subject to the satisfaction of additional conditions set forth in this Offer to Purchase, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union. See Section 14—“Conditions of the Offer” of this Offer to Purchase.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, or Barclays Capital Inc., the Dealer Manager, at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders of Sybase also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:
Barclays Capital Inc.	MacKenzie Partners, Inc.
745 Seventh Avenue, 3rd Floor	105 Madison Avenue
New York, New York 10019	New York, New York 10016
Attention: Equity Corporate Services	(212) 929-5500 (Call Collect)
Call Toll-Free (888) 610-5877	or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

May 26, 2010

IMPORTANT

Stockholders of Sybase desiring to tender Shares must:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to American Stock Transfer and Trust Company, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		11
THE TENDER OFFER		14
1.	Terms of the Offer	14
2.	Acceptance for Payment and Payment for Shares	16
3.	Procedures for Accepting the Offer and Tendering Shares	17
4.	Withdrawal Rights	19
5.	Material United States Federal Income Tax Consequences	20
6.	Price Range of the Shares; Dividends	22
7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations	22
8.	Certain Information Concerning Sybase	24
9.	Certain Information Concerning SAP AG, SAP America and the Purchaser	26
10.	Background of the Offer; Past Contacts or Negotiations with Sybase	27
11.	Purpose of the Offer; the Merger Agreement; the Mutual Non-Disclosure Agreement; the Exclusivity Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for Sybase; Recent Developments Relating to Sybase	32
	(a) Purpose of the Offer	32
	(b) The Merger Agreement	32
	(c) The Mutual Non-Disclosure Agreement	48
	(d) The Exclusivity Agreement	48
	(e) Statutory Requirements	48
	(f) Appraisal Rights	49
	(g) “Going Private” Transactions	50
	(h) Plans for Sybase	50
	(i) Recent Developments Relating to Sybase	51
12.	Source and Amount of Funds	51
13.	Dividends and Distributions	53
14.	Conditions of the Offer	53
15.	Legal Matters; Required Regulatory Approvals	56
16.	Fees and Expenses	58
17.	Miscellaneous	59
SCHEDULE I	Information Concerning the Directors and Executive Officers of SAP AG, SAP America, Inc. and Sheffield Acquisition Corp.	60

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (the “Sybase Common Stock”), including the associated rights to purchase shares of Series A Participating Preferred Stock issued pursuant to a Preferred Stock Rights Agreement, dated as of July 31, 2002, as amended, by and between Sybase, Inc. (“Sybase”) and American Stock Transfer and Trust Company (together with the Sybase Common Stock, the “Shares”), of Sybase.

Offer Price Per Share:	$65.00 net to the holder thereof in cash (the “Offer Price”), without interest thereon and less any required withholding of taxes.

Scheduled Expiration of the Offer:	9:00 p.m., New York City time, on Thursday, July 1, 2010.

The Purchaser:	Sheffield Acquisition Corp. (the “Purchaser”), a wholly-owned subsidiary of SAP America, Inc. (“SAP America”), an indirectly wholly-owned subsidiary of SAP AG (“SAP AG”).

Minimum Condition:	The number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer (considered together with the Shares, if any, directly or indirectly owned by SAP America or the Purchaser or with respect to which SAP America or the Purchaser otherwise has direct or indirect voting power) represents (i) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and (ii) no less than a majority of the voting power of the shares of capital stock of Sybase then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment. “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of shares of Sybase Common Stock underlying outstanding stock options, rights or other obligations under Sybase’s employee benefit plans, and warrants, options or other securities convertible or exchangeable into or exercisable for Shares or shares of Sybase Common Stock (but excluding for this purpose (a) stock options and stock appreciation rights to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) shares of Sybase Common Stock issuable upon conversion of Sybase’s 3.5% Convertible Senior Notes due 2029; and provided that, unless exercisable, shares of Sybase Common Stock issuable with respect to the Company Rights shall be excluded from such number).

Recommendation of the Sybase Board of Directors:	The Sybase board of directors has duly and unanimously recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement.

Who is offering to buy my securities?

The Purchaser, a Delaware corporation, was formed for the purpose of making this Offer. The Purchaser is a wholly-owned subsidiary of SAP America, which is the principal U.S. operating subsidiary of SAP AG, a stock corporation organized under the laws of Germany. SAP AG is one of the world’s leading providers of business software solutions. Unless the context indicates otherwise, in this Offer to Purchase we use the terms “us,” “we” and “our” to refer to Sheffield Acquisition Corp. and, where appropriate, SAP America and SAP AG. We use the term “SAP America” to refer to SAP America, Inc. alone, the term “Purchaser” to refer to Sheffield Acquisition Corp. alone and the term “Sybase” to refer to Sybase, Inc. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding Shares of Sybase on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

What are the preferred share purchase rights?

The preferred share purchase rights are rights to purchase shares of Series A Participating Preferred Stock (the “Company Rights”) issued pursuant to the Preferred Stock Rights Agreement, dated as of July 31, 2002, as amended, by and between Sybase and American Stock Transfer and Trust Company. The Company Rights were issued to all Sybase stockholders but currently are not represented by separate share certificates. Instead, the Company Rights are represented by the certificate for your shares of Sybase Common Stock. A tender of your Shares will include a tender of the Company Rights.

How much are you offering to pay? Will I have to pay any fees or commissions?

We are offering to pay $65.00 per Share, net to the holder thereof in cash, without interest and less any required withholding of taxes. If you are a stockholder of Sybase who has Shares registered in your name and you tender directly to the Depositary, you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Do you have the financial resources to make payment?

Yes. SAP America, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. SAP America intends to obtain such funds by means of a capital contribution and/or a loan from SAP AG or another affiliate. SAP AG intends to obtain such funds (which the affiliate would obtain from

SAP AG) from its cash on hand and a € 2.75 billion loan facility arranged and underwritten by Barclays Capital and Deutsche Bank. The Offer is not conditioned upon SAP AG, SAP America or the Purchaser obtaining financing. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

the Purchaser, through its parent company, SAP America, and SAP America’s parent company SAP AG, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

•	SAP AG has agreed to absolutely, irrevocably and unconditionally guarantee the obligations of SAP America and the Purchaser;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, SAP America will acquire any remaining Shares for the same cash price in the Merger.

See Section 12—“Source and Amount of Funds.”

What does the Sybase board of directors think of the Offer?

The Sybase board of directors has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Sybase and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement. A more complete description of the recommendation of the Sybase board of directors is set forth in Sybase’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the stockholders of Sybase together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

How long do I have to decide whether to tender my Shares in the Offer?

You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 9:00 p.m., New York City time, on Thursday, July 1, 2010, unless we extend the period of time for which the initial offering period of the Offer is open. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that:

•

We will extend the Offer for successive periods of ten business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase are not satisfied or, to the extent permitted, waived by us or SAP America.

•	We will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer.

Following our acceptance and payment for Shares tendered in the Offer, we may, in order to enable us to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended, during which stockholders of Sybase may tender, but not withdraw, their Shares and receive the Offer Price.

See Section 1—“Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer and Trust Company, which is the Depositary for the Offer, of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

If we elect to provide or extend any subsequent offering period, a public announcement of such period or extension will be made not later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the Offer or the date of termination of any prior subsequent offering period.

What is the “Minimum Condition” to the Offer?

We are not obligated to accept for payment or pay for any Shares in the Offer unless there have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which (considered together with the Shares, if any, directly or indirectly owned by us or with respect to which we otherwise have direct or indirect voting power) represents (a) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and (b) no less than a majority of the voting power of the shares of capital stock of Sybase then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment (collectively, the “Minimum Condition”). “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of shares of Sybase Common Stock underlying outstanding stock options, rights or other obligations under Sybase’s employee benefit plans, and warrants, options or other securities convertible or exchangeable into or exercisable for Shares or shares of Sybase Common Stock (but excluding for this purpose (a) stock options and stock appreciation rights to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer and (b) shares of Sybase Common Stock issuable upon conversion of Sybase’s 3.5% Convertible Senior Notes due 2029; and provided that, unless exercisable, shares of Sybase Common Stock issuable with respect to the Company Rights shall be excluded from such number).

What are the conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to accept for payment or pay for any validly tendered Shares (subject to applicable rules and regulations of the Securities and Exchange Commission) and may delay the acceptance for payment of or the payment for any validly tendered Shares (subject to applicable rules and regulations of the Securities and Exchange Commission), if:

(i)	at or prior to the expiration of the Offer, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has not expired or been earlier terminated or the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union (the “EC Merger Regulation”) has not been obtained;

(ii)	any of the following conditions has occurred and is continuing at the expiration of the Offer:

(a)	there is pending any suit, action or proceeding by any U.S. governmental entity or a non-U.S. governmental entity of competent jurisdiction whose clearance, consent or approval is required under antitrust approval laws in connection with the transactions contemplated by the Merger Agreement against SAP America, the Purchaser, Sybase or any subsidiary of Sybase in connection with the Offer or the Merger:

•	challenging the acquisition by SAP America or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger,

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser, or otherwise to render SAP America or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger,

•

seeking to prohibit or impose any limitations on the ownership or operation by SAP America, Sybase or any of their respective subsidiaries, of all or any portion of the businesses or assets of SAP America, Sybase or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel SAP America, Sybase or any of their respective subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of SAP America, Sybase or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of Sybase;

(b)	there is any law, statute, code, ordinance, rule, regulations, order, writ, judgment, injunction, decree, stipulation, determination or award enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the EC Merger Regulation, that has resulted or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(c)

the representations and warranties of Sybase set forth in the Merger Agreement as to capitalization fail to be true and correct in all material respects, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); provided, that if either the total number of Shares or the total number of Shares subject to outstanding stock options or stock appreciation rights or reserved for issuance pursuant to Sybase’s employee stock purchase plan, in each case set forth in the capitalization representation and warranty in the Merger Agreement, and in each case as of May 10, 2010, exceeds the actual numbers as of such date by more than a “de minimis” amount, such representations and warranties will be deemed to fail to be true and correct in all material respects;

(d)	all other representations and warranties of Sybase set forth in the Merger Agreement (without giving effect to any references to material adverse effect or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a material adverse effect;

(e)	Sybase breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(f)	since May 12, 2010, a Sybase Material Adverse Effect has occurred and is continuing;

(g)	the Purchaser has not received a certificate of Sybase, executed by the Chief Executive Officer and the Chief Financial Officer of Sybase, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (c), (d), (e) and (f) above have not occurred; or

(h)	the Merger Agreement has been terminated in accordance with its terms.

See Section 14—“Conditions of the Offer” of this Offer to Purchase for a complete description of the conditions to the Offer.

How do I tender my Shares?

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to the Purchaser on your behalf before the expiration of the Offer.

If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment for Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to American Stock Transfer and Trust Company, the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll-Free), or the Dealer Manager, Barclays Capital Inc., toll-free at (888) 610-5877 for assistance.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after July 24, 2010. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—“Withdrawal Rights.”

Have any stockholders previously agreed to tender their Shares?

No. We have not previously entered into any agreements with any stockholders of Sybase with respect to the tender of Shares into the Offer.

Are there any arrangements between SAP AG or SAP America and Sybase’s officers or other key employees?

The executive board of SAP AG has indicated that it will propose to the supervisory board of SAP AG that it appoint John Chen, Sybase’s Chief Executive Officer, to SAP AG’s executive board concurrently with the consummation of the Merger, however, there is no binding agreement between SAP AG and Mr. Chen regarding this appointment.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into Sybase. If the Merger takes place, SAP America will own all of the Shares, and all of the remaining stockholders of Sybase, other than Sybase, SAP America, the Purchaser, any of their respective direct or indirect wholly-owned subsidiaries and any dissenting stockholders of Sybase that properly exercise appraisal rights, will receive the Offer Price, without interest and less any required withholding of taxes. See the “Introduction” to this Offer to Purchase. See also Section 11(b)—“The Merger Agreement” and Section 14—“Conditions of the Offer” for a description of the conditions to the Merger and the Offer.

If a majority of the Shares are tendered and accepted for payment, will Sybase continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Sybase will cease to be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Sybase Common Stock will cease to be eligible to be traded on The New York Stock Exchange (“NYSE”) or other securities exchanges, there may not be an active public trading market for the Sybase Common Stock, and Sybase may cease to be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. After completion of the Offer, we expect Sybase to elect “controlled company” status pursuant to Rule 303A.00 of the NYSE Listed Company Manual, which means Sybase would be exempt from the requirement that Sybase’s board of directors be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the compensation committee and the board affairs committee of Sybase’s board of directors. The controlled company exemption does not modify the independence requirement for the audit committee of Sybase’s board of directors. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

What is the Top-Up Option and when could it be exercised?

Pursuant to the terms of the Merger Agreement, Sybase has granted to the Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares acquired by Purchaser pursuant to the Offer, will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option is not exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Sybase’s then authorized and unissued Shares (including as authorized and unissued Shares any treasury Shares) and (ii) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). Purchaser may exercise the Top-Up Option at any time after Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, Purchaser would not own at least 90% of the outstanding Shares, a Sybase stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of Sybase’s stockholders would be assured because of Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11(b)—“The Merger Agreement” and Section 11(h)—“Plans for Sybase.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest being paid on such amount. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the Delaware General Corporation Law, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain a Sybase stockholder. However, there may be so few remaining stockholders and publicly traded Shares that Sybase’s Common Stock may cease to be eligible to be traded on the NYSE or other securities exchanges and there may not be an active public trading market for the Sybase Common Stock. Also, as described above, Sybase may cease to be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

What is the market value of my Shares as of a recent date?

The closing price for Shares reported on the NYSE was $41.57 per share on May 11, 2010, the last trading day before we announced the Merger Agreement, and $64.11 per share on May 25, 2010, the last full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

How will my outstanding options, stock appreciation rights and shares of restricted stock be treated in the Offer and the Merger?

Options to acquire Shares and stock appreciation rights may not be tendered in the Offer. If you wish to tender Shares subject to options or stock appreciation rights, you must first exercise your options or stock appreciation rights (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer. Under the Merger Agreement, each option to purchase Shares and each stock appreciation right issued under any of the Sybase stock option plans that is unexpired, unexercised and outstanding as of the date on which the Purchaser accepts for payment Shares tendered in the Offer (the date and time of such acceptance for payment, the “Acceptance Time”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest thereon and less any required withholding of taxes, equal to the product of: (a) the aggregate number of shares of Sybase Common Stock subject to such option or stock appreciation right, and (b) the excess, if any, of the Offer Price over the per share exercise price under such option or stock appreciation right. See Section 11(b)—“The Merger Agreement” of this Offer to Purchase.

In accordance with the restrictions applicable to shares of restricted stock, shares of restricted stock may not be tendered in the Offer. The merger consideration that is otherwise payable under the Merger Agreement in exchange for shares of restricted stock will be paid by the Purchaser in a lump sum payment in cash, without interest thereon and less any required withholding of taxes, on the date upon which such shares of restricted stock would have vested under the applicable restricted stock award (provided that if the vesting terms and conditions are not satisfied and vesting ceases to continue at any point after the effective time of the Merger, no such payment will be made with respect to such restricted stock). The Merger Agreement provides that all amounts payable with respect to shares of restricted stock will be paid without interest. Notwithstanding the foregoing, each share of restricted stock held by a non-employee director of Sybase that is outstanding as of the Acceptance Time will be cancelled in exchange for a payment by the Purchaser in respect of each such share of restricted stock in an amount equal to the Offer Price, to be paid by Purchaser in a lump sum payment in cash as soon as practicable following the Acceptance Time. See Section 11(b)—“The Merger Agreement” of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering my Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a Sybase stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s tax basis in the Shares sold or exchanged. A summary of the material United States federal income tax consequences of the Offer and the Merger is included in Section 5—“Material United States Federal Income Tax Consequences.” You should consult your tax advisor about the tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of your particular circumstances. See Section 5—“Material United States Federal Income Tax Consequences” of this Offer to Purchase for further details.

Will I have the right to have my Shares appraised?

Appraisal rights are not available in connection with the Offer, and stockholders of Sybase who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, however, each stockholder of Sybase whose Shares have not been purchased by the Purchaser pursuant to the Offer, and who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the Delaware General Corporation Law, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the Delaware General Corporation Law.

The foregoing summary of the rights of dissenting stockholders under the Delaware General Corporation Law does not purport to be a complete statement of the procedures to be followed by stockholders of Sybase desiring to exercise any available appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law. See Section 11(e)—“Appraisal Rights.”

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

You may call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or toll-free at (800) 322-2885. MacKenzie Partners, Inc. is acting as the Information Agent for the Offer. You may also call Barclays Capital Inc., toll-free at (888) 610-5877. Barclays Capital Inc. is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of Sybase, Inc.:

INTRODUCTION

Sheffield Acquisition Corp., a Delaware corporation (the “Purchaser”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Sybase Common Stock”), including the associated rights to purchase shares of Series A Participating Preferred Stock (the “Company Rights”) issued pursuant to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of July 31, 2002, as amended, by and between Sybase, Inc., a Delaware corporation (“Sybase”), and American Stock Transfer and Trust Company (together with the Sybase Common Stock, the “Shares”), of Sybase, at a price of $65.00 per Share (the “Offer Price”), net to the holder thereof in cash (without interest and less any required withholding of taxes), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”). The Purchaser is a wholly-owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”). SAP America is indirectly wholly owned by, and is the principal U.S. operating subsidiary of, SAP AG, a stock corporation organized under the laws of the Federal Republic of Germany (“SAP AG”). SAP AG is one of the world’s leading providers of business software solutions.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 12, 2010 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among SAP America, the Purchaser and Sybase. Under the Merger Agreement, after the completion of the Offer and subject to specified conditions, the Purchaser will merge with and into Sybase (the “Merger”), with Sybase continuing as the surviving corporation and a wholly-owned subsidiary of SAP America (the “Surviving Corporation”). When the Merger is completed, each Share then outstanding (other than Shares that are held by Sybase, SAP America or any of their wholly-owned subsidiaries or Shares held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive $65.00, net to the holder in cash, without interest, less any required withholding of taxes. The Merger Agreement is described in detail in Section 11(b)—“The Merger Agreement” of this Offer to Purchase.

The Sybase board of directors (the “Sybase Board”) has duly and unanimously (a) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Sybase and its stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable law, adopt the Merger Agreement (the “Sybase Board Recommendation”).

Tendering stockholders of Sybase who have Shares registered in their names and who tender directly to American Stock Transfer and Trust Company, the Depositary for the Offer, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a stockholder of Sybase does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such stockholder. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” SAP America will pay all charges and expenses of the Depositary, Barclays Capital Inc., the Dealer Manager, and MacKenzie Partners, Inc., the Information Agent, incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

There is no financing condition to the Offer. The Purchaser is not required to purchase any Shares in the Offer unless (a) there have been validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer that number of Shares which (considered together with the number of Shares, if any, then directly or indirectly owned by SAP America or the Purchaser or with respect to which SAP America or the Purchaser otherwise has direct or indirect voting power) represents (i) at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and (ii) no less than a majority of the voting power of the shares of capital stock of Sybase then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of the Merger Agreement on the date Shares are accepted for payment (collectively, the “Minimum Condition”) and (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated and the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union (the “EC Merger Regulation”) has been obtained (together, the “Antitrust Condition”). For purposes of determining whether the Minimum Condition has been satisfied, “Fully Diluted Basis” means, as of any date, the number of Shares outstanding, plus the number of shares of Sybase Common Stock underlying outstanding stock options, rights or other obligations under Sybase’s employee benefit plans, and warrants, options or other securities convertible or exchangeable into or exercisable for Shares or shares of Sybase Common Stock (but excluding for this purpose (a) stock options and stock appreciation rights to be canceled in accordance with the Merger Agreement as of the time the Purchaser accepts for payment Shares tendered pursuant to the Offer (the “Acceptance Time”) and (b) shares of Sybase Common Stock issuable upon conversion of Sybase’s 3.5% Convertible Senior Notes due 2029 (the “2009 Notes”); and provided that, unless exercisable, shares of Sybase Common Stock issuable with respect to the Company Rights shall be excluded from such number). The Offer also is subject to certain other terms and conditions. See Section 1—“Terms of the Offer,” Section 14—“Conditions of the Offer” and Section 15—“Legal Matters; Required Regulatory Approvals.”

Sybase has informed the Purchaser that, as of the close of business on May 10, 2010, it had 105,540,388 Shares outstanding on a Fully Diluted Basis, consisting of (a) 103,898,907 Shares that were issued and outstanding without restrictions imposed by Sybase (of which 18,378,553 Shares were held in treasury by Sybase) and (b) an aggregate of 1,641,481 Shares of restricted stock outstanding. None of SAP AG, SAP America, the Purchaser or any of their respective affiliates beneficially own any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares are issued after May 10, 2010, the Minimum Condition will be satisfied if at least 52,770,195 Shares, which represent approximately 50% of the outstanding Shares (determined on a Fully Diluted Basis), are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of outstanding voting securities (determined on a Fully Diluted Basis) of Sybase on the date that the Purchaser accepts Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 9:00 p.m., New York City time, on Thursday, July 1, 2010, unless the Purchaser determines to, or is required to, extend the period of time for which the initial offering period of the Offer is open. See Section 1—“Terms of the Offer” for a description of the Purchaser’s rights and obligations with respect to extensions of the Offer. Following the Purchaser’s acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during which stockholders of Sybase may tender, but not withdraw, their Shares and receive the Offer Price. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, Sybase has granted to Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares acquired by Purchaser pursuant to the Offer, will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option is not exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Sybase’s then authorized and unissued Shares (including as authorized and unissued Shares any treasury Shares) and (ii) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). Purchaser may exercise the Top-Up Option at any time after Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, Purchaser would not own at least 90% of the outstanding Shares, a Sybase stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of Sybase’s stockholders would be assured because of Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11(b)—“The Merger Agreement” and Section 11(h)—“Plans for Sybase.”

Following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, the Purchaser will merge with and into Sybase, with Sybase continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares that are held by Sybase, SAP America or any of their wholly-owned subsidiaries or Shares held by stockholders who properly exercise appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $65.00 net to the holder in cash, or any higher price paid per Share in the Offer, without interest and less any required withholding of taxes (the “Merger Consideration”). Section 11(b) of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5 of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a short-form merger in accordance with Section 253(a) of the DGCL as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by us and the Offer is completed, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the stockholders of Sybase. See Section 11—“Purpose of the Offer; the Merger Agreement; the Mutual Non-Disclosure Agreement; the Exclusivity Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for Sybase; Recent Developments Relating to Sybase.”

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that the Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer, the parties have agreed to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of Sybase in accordance with Section 253 of the DGCL. See Section 11(b)—“The Merger Agreement.”

This Offer to Purchase and the related Letter of Transmittal contain important information that stockholders of Sybase should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, on or prior to the Expiration Time. The “Expiration Time” is 9:00 p.m., New York City time, on Thursday, July 1, 2010, unless the Purchaser determines or is required to extend the period of time for which the initial offering period of the Offer is open, in which case the Expiration Time will be the time and date at which the initial offering period of the Offer, as so extended, will expire.

The Merger Agreement provides that, unless the Merger Agreement is terminated, the Purchaser will extend the Offer for successive periods of ten business days each if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase have not been satisfied or, to the extent permitted, waived by SAP America or the Purchaser. The Merger Agreement provides that the Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff applicable to the Offer.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Antitrust Condition. Consummation of the Offer is also conditioned upon the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase.

In the event that the Purchaser waives any condition set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to stockholders of Sybase, require that the Offer remain open for an additional period of time and that SAP America and the Purchaser disseminate information concerning such waiver. The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

Following the Purchaser’s acceptance and payment for Shares tendered in the Offer, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is provided, will allow stockholders of Sybase to tender Shares after the Expiration Time and receive the same consideration that was paid in the Offer. In a subsequent offering period, Shares may be tendered in the Offer (except that Shares tendered may not be withdrawn) and the Purchaser will immediately accept and promptly pay for Shares as they are tendered. In the event that the Purchaser elects to provide a subsequent offering period, it will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. The Expiration Time for the Offer is currently scheduled for 9:00 p.m., New York City time, on Thursday, July 1, 2010.

The Purchaser reserves the right, in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to increase the Offer Price, waive any condition to the Offer or make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by Sybase in writing, the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	amend or waive the Minimum Condition;

•	amend or modify any of the other conditions and requirements to the Offer in a manner adverse to the holders of Shares;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase; or

•	extend the Offer except as permitted or required by the Merger Agreement.

If, prior to the Expiration Time, the Purchaser increases the Offer Price offered to stockholders of Sybase in the Offer, the Purchaser will pay the increased price to all stockholders of Sybase from whom the Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, the Purchaser has no intention to increase the Offer Price.

The rights the Purchaser reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—“Conditions of the Offer” of this Offer to Purchase. Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Time, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to stockholders of Sybase, the Purchaser will extend the Offer at least until the expiration of that ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Sybase has provided SAP America and the Purchaser with its stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders of Sybase. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Time, the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—“Withdrawal Rights” of this Offer to Purchase) prior to the Expiration Time. If the Purchaser includes a subsequent offering period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. For information with respect to approvals that SAP America and the Purchaser are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, the EC Merger Regulation and other laws and regulations, see Section 15—“Legal Matters; Required Regulatory Approvals.”

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders of Sybase for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders of Sybase whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Under no circumstances will the Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares (“Certificates”) or timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by the DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the DTC has received an express acknowledgment from the participant in the DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Certificates representing more Shares than are tendered, the Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book-Entry Confirmation of a transfer into the Depositary’s account at the DTC pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, Shares will be credited to an account maintained within the DTC), without expense to you, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time, and either (a) you must deliver Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Time, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the DTC, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the DTC may make book-entry delivery of Shares by causing the DTC to transfer the Shares into the Depositary’s account at the DTC in accordance with the DTC’s procedures. Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary’s account at the DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Time, or you must comply with the guaranteed delivery procedures set forth below. Delivery of documents to the DTC in accordance with the DTC’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, if any, you must comply with the foregoing procedures, except that required documents and Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the Purchaser and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively, “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) must accompany each delivery of Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•

the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Time, substantially in the form made available by the Purchaser; and

•

the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the DTC, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders of Sybase at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary’s account at the DTC.

Backup United States Federal Income Tax Withholding. Under United States federal income tax law, the Depositary may be required to withhold and remit to the U.S. Internal Revenue Service (the “IRS”) 28% of the amount of any payments made pursuant to the Offer or the Merger. To avoid backup withholding, unless an exemption applies and is adequately established, a stockholder of Sybase that is a U.S. person (as defined for United States federal income tax purposes) must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a stockholder of Sybase does not provide (a) its correct TIN and fails to provide the certifications described above or (b) an otherwise adequate basis of exemption, the IRS may impose a penalty on such stockholder and any payment made to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders of Sybase surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders of Sybase

(including, among others, all corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding at a rate of 28%. Stockholders of Sybase that are foreign persons should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal. To avoid possible erroneous backup withholding, exempt U.S. stockholders of Sybase, while not required to file the Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the “Exempt from backup withholding” box on its face).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder of Sybase may be refunded or credited against such stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint the Purchaser’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when the Purchaser accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). The Purchaser’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of stockholders of Sybase, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of stockholders of Sybase or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of stockholders of Sybase.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion. The Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Sybase’s prior written consent) or any defect or irregularity in any tender of Shares of any particular stockholder of Sybase, whether or not similar defects or irregularities are waived in the case of other stockholders of Sybase. All questions as to the interpretation of the terms and conditions of the Offer will be determined by the Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of SAP America, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights

You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment as provided in this Offer to Purchase prior to July 24, 2010, you may also withdraw such Shares at any time after July 24, 2010. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such subsequent offering period.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the Purchaser’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on the Purchaser’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

In order for your withdrawal of Shares to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Certificates have been tendered) the name of the registered holder of Shares as shown on the Certificate, if different from your name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, you must submit to the Depositary the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion. None of SAP AG, SAP America, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not to have been validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Time by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

5. Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to stockholders of Sybase whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Sybase. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders of Sybase in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the Offer and the Merger. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, partnerships, S-corporations, and other pass-through entities and broker-dealers) who may be subject to special rules under the Code. This discussion does not discuss the United States federal income tax consequences to any stockholder of Sybase who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, or a U.S. holder having a functional currency other than the U.S. dollar, nor does it consider federal estate or gift tax laws or foreign, state or local tax laws. This discussion also does not address tax considerations that may be relevant to stockholders of Sybase in light of their particular circumstances, such as holding Shares as part of a straddle, hedge, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction. This discussion does not address the United States federal income tax consequences to a stockholder who receives consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock. If a partnership holds the Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

If any of these circumstances that are not addressed apply to you, you should consult your own tax advisor.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate stockholder upon a disposition of a Share generally will be eligible for reduced United States federal income tax rates. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

In general, Sybase stockholders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding at a rate of 28%, unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer, the subsequent offering period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6. Price Range of the Shares; Dividends

The Shares are traded on the NYSE under the symbol “SY.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on the NYSE as reported by published financial sources:

	High	Low
Fiscal 2008
First Quarter	$28.59	$24.95
Second Quarter	33.09	25.74
Third Quarter	36.53	28.50
Fourth Quarter	30.60	22.44

Fiscal 2009
First Quarter	$31.38	$23.95
Second Quarter	34.47	29.75
Third Quarter	38.90	29.74
Fourth Quarter	44.06	37.98

Fiscal 2010
First Quarter	$48.20	$40.15
Second Quarter (through May 25, 2010)	$64.65	$39.54

Sybase has never paid cash dividends on the Shares. Under the terms of the Merger Agreement, Sybase is not permitted to declare or pay dividends with respect to the Shares without the consent of SAP America (other than dividends paid by a wholly-owned subsidiary of Sybase to Sybase or another wholly-owned subsidiary of Sybase in the ordinary course of business consistent with past practice).

On May 11, 2010, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE for the Shares was $41.57 per Share. On May 25, 2010, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NYSE for the Shares was $64.11 per Share. Stockholders of Sybase are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. SAP America and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NYSE Listing and Controlled Company Status. Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the published guidelines for continued listing on the NYSE. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things:

(i)	the total number of holders of Shares fell below 400;

(ii)	the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares;

(iii)	the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000;

(iv)	Sybase’s average global market capitalization over a consecutive 30-trading-day period was less than $25 million; or

(v)	the average closing price per share was less than $1.00 over a consecutive 30-trading-day period.

If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Trading in Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

After the completion of the Offer, Sybase will be eligible to elect “controlled company” status pursuant to Rule 303A.00 of the NYSE Listed Company Manual. Upon making an election to be a “controlled company,” Sybase would be exempt from the requirement that the Sybase Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the compensation committee and the board affairs committee of the Sybase Board. The controlled company exemption does not modify the independence requirements for Sybase’s audit committee. We expect Sybase to elect “controlled company” status following completion of the Offer.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Sybase to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. According to Sybase’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, there were approximately 1,043 holders of record of Shares as of February 12, 2010. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Sybase is required to furnish to the stockholders of Sybase and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to Sybase. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to Sybase. In addition, the ability of “affiliates” of Sybase and persons holding “restricted securities” of Sybase to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be “margin securities” or eligible for listing on the NYSE. SAP America and the Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is the Purchaser’s intention to cause Sybase to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE (unless delisted as set forth above in “—NYSE Listing and Controlled Company Status”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8. Certain Information Concerning Sybase

General. Except as otherwise set forth herein, the information concerning Sybase contained in this Offer to Purchase has been furnished by Sybase or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of SAP AG, SAP America, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning Sybase contained in such documents and records or for any failure by Sybase to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to SAP AG, SAP America, the Purchaser, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary. The following description of Sybase and its business has been taken from Sybase’s Annual Report on Form 10-K for the annual period ended December 31, 2009, and is qualified in its entirety by reference thereto.

Sybase is a Delaware corporation with its principal executive offices located at One Sybase Drive, Dublin, California 94568. Sybase’s telephone number is (925) 236-5000.

Sybase is a global enterprise software and services company exclusively focused on managing and mobilizing information. Sybase was founded and incorporated in California on November 15, 1984, and was re-incorporated in Delaware on July 1, 1991. During 2009, Sybase’s business was organized into three principal operating segments: (a) Infrastructure Platform Group, (b) iAnywhere Solutions, and (c) Sybase 365.

Certain Sybase Projections. In connection with SAP America’s due diligence review, Sybase provided to SAP America projected financial information for Sybase for fiscal years 2010 through 2012 (the “Projections”). The Projections were prepared solely for Sybase’s internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Sybase’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Sybase’s business, all of which are difficult to predict and many of which are beyond Sybase’s control. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such Projections, including, but not limited to, Sybase’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Sybase’s reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year. In addition, the Projections will be affected by Sybase’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Sybase’s control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Such Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Sybase, SAP AG, SAP America, Purchaser, any of their respective advisors or anyone who received this information then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of Sybase, SAP AG, SAP America, Purchaser, any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections described below. None of Sybase, SAP AG, SAP America, Purchaser, any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct such Projections if they are or become inaccurate (even in the short term).

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of Sybase by SAP America and Purchaser pursuant to the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of Sybase to delay or cancel purchases of Sybase’s services pending the consummation of the Offer and the Merger or the clarification of SAP AG’s intentions with respect to the conduct of Sybase’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Sybase to achieve the results reflected in such Projections. Further, the Projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The inclusion of the Projections herein should not be deemed an admission or representation by Sybase, SAP AG, SAP America or Purchaser that they are viewed by Sybase, SAP AG, SAP America or Purchaser as material information of Sybase, and in fact Sybase has informed the Purchaser that it views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts.

These internal Projections are not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer or because we believe they are material, but are being included because they were made available by Sybase to us. The information from the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Sybase contained elsewhere in this Offer to Purchase, Sybase’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and Sybase’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Sybase’s projections, stockholders are cautioned not to place undue, if any, reliance on the Projections included in this Statement.

Sybase Projected Financial Information

	Fiscal Year Ended December 31,
	2010	2011	2012
	(in thousands, except per share data)
Revenue	$1,227,010	$1,324,458	$1,437,266
Operating income	$373,829	$417,797	$467,201
Net income	$235,084	$264,239	$302,336
Cash earnings per share (diluted)	$2.63	$2.88	$3.21

Available Information. The Shares are registered under the Exchange Act. Accordingly, Sybase is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy such reports, proxy statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sybase’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning SAP AG, SAP America and the Purchaser

SAP AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany. SAP AG’s principal executive offices are located at Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany. SAP AG’s telephone number is +49-6227-7-47474. SAP AG is one of the leading international providers of business software and, based on market capitalization, is the world’s third-largest independent software manufacturer. SAP AG and its subsidiaries have more than 95,000 customers in over 120 countries and employ more than 47,500 people at locations in more than 50 countries. SAP AG’s principal business is selling licenses for software solutions and related services.

SAP America is a Delaware corporation and an indirectly wholly-owned subsidiary of SAP AG and the principal U.S. operating subsidiary of SAP AG. SAP America’s principal executive offices are located at 3999 West Chester Pike, Newtown Square, PA, 19073, USA and its telephone number is (610) 661-1000. SAP AG began operating in the United States in 1988 through SAP America. SAP America engages in regional operations, administration, marketing, sales, consulting, training, customer support and research and development.

The Purchaser’s principal executive offices are located at 3999 West Chester Pike, Newtown Square, PA, 19073, USA. The Purchaser is a newly-formed Delaware corporation and a wholly-owned subsidiary of SAP America. The Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five years of each of the members of the Executive Board and the Supervisory Board and each executive officer of SAP AG and each of the directors and executive officers of SAP America and the Purchaser are set forth in Schedule I to this Offer to Purchase.

None of SAP AG, SAP America, the Purchaser or any associate or majority owned subsidiary of SAP AG, SAP America or the Purchaser, or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Sybase. None of SAP AG, SAP America, the Purchaser or any associate or majority owned subsidiary of SAP AG, SAP America or the Purchaser, or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of Sybase during the past 60 days. None of SAP AG, SAP America, the Purchaser or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sybase (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since May 26, 2008, there have been no transactions that would require reporting under the rules and regulations of the SEC between SAP AG, SAP America, the Purchaser or any of their respective subsidiaries or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sybase or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since May 26, 2008, there have been no contacts, negotiations or transactions between SAP AG, SAP America, the Purchaser or any of their respective subsidiaries or, to the knowledge of SAP AG, SAP America and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sybase or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of SAP AG, SAP America or the Purchaser, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of SAP AG, SAP America or the Purchaser, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, SAP AG, SAP America and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, SAP AG is subject to the information reporting requirements of the Exchange Act applicable to foreign private issues and, in accordance therewith, is required to file periodic reports and other information with the SEC. You may read and copy the Schedule TO and the exhibits thereto, and such reports or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SAP AG’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

Neither the Purchaser nor SAP America is subject to the informational filing requirements of the Exchange Act and, consequently, neither is required to file periodic reports, proxy statements and other information with the SEC relating to its business or financial condition.

10. Background of the Offer; Past Contacts or Negotiations with Sybase

Sybase and SAP AG have had commercial dealings for a number of years. SAP AG’s strength in enterprise applications is complimentary to Sybase’s leadership in enterprise mobility. In June 2008, Sybase and SAP AG began discussing a strategic commercial relationship for the purpose of co-innovating and collaborating to extend SAP AG’s customer relationship management applications to a variety of mobile device platforms, including Apple’s iPhone, Windows Mobile and other mobile devices, using Sybase’s Unwired Platform. These discussions led to a Software Development Cooperation Agreement between Sybase and SAP AG that was entered into on October 1, 2008, and which was jointly announced by Sybase and SAP AG on March 11, 2009. The first SAP AG mobile solutions using Sybase’s Unwired Platform were launched at an industry trade conference in early March 2010, and Sybase and SAP AG are continuing to codevelop additional enhancements and mobile solutions.

During this March 2010 industry trade conference, Bill McDermott, SAP AG’s co-Chief Executive Officer and a member of SAP AG’s executive board, contacted John Chen, Sybase’s Chief Executive Officer, by telephone to discuss expanding the strategic commercial relationship between the two companies and whether Sybase would be willing to engage in preliminary discussions regarding a possible acquisition of Sybase by SAP AG.

On March 11, 2010, James Mackey, SAP AG’s head of corporate development, and Mr. Chen had a meeting at Sybase’s headquarters in Dublin, California, and had preliminary discussions regarding the expansion of the strategic commercial relationship between the two companies and a possible acquisition of Sybase by SAP AG.

On March 15, 2010, Mr. McDermott and Mr. Chen had a meeting at SAP America’s office in Palo Alto, California to also preliminarily discuss a possible acquisition of Sybase by SAP AG and the strategic rationale for a potential combination of the two companies.

On April 7, 2010, Mr. McDermott contacted Mr. Chen by telephone to further discuss a possible acquisition of Sybase by SAP AG.

Also on April 7, 2010, Mr. Chen had a video conference call with Hasso Plattner, Chairman of SAP AG’s supervisory board, to discuss a potential acquisition of Sybase by SAP.

Following Mr. McDermott’s April 7, 2010 telephone call with Mr. Chen, Mr. Chen and Mr. McDermott held several telephonic discussions in early April 2010 regarding the potential benefits and synergies of a possible acquisition of Sybase by SAP AG. During these discussions, Messrs. Chen and McDermott did not propose or discuss specific terms of a potential acquisition. Mr. Chen and Mr. McDermott scheduled a meeting for April 15, 2010 between the Sybase and SAP AG technology teams to identify potential synergies between Sybase and SAP AG.

On April 8, 2010, Dr. Raj Nathan, Executive Vice President and Chief Marketing Officer of Sybase, met with Sethu Meenakshisundarm, SAP AG’s vice president of technology strategy, in Fremont, California, to discuss meeting objectives and an agenda in preparation for the April 15, 2010 technology team meeting.

On April 10, 2010, Mr. Chen had a telephone call with Vishal Sikka, SAP AG’s Chief Technology Officer, to discuss Sybase’s technology and the strategic rationale for the possible acquisition.

On April 12, 2010, Daniel R. Carl, Vice President, General Counsel and Secretary of Sybase, began discussions with Mr. Mackey and Arlen Shenkman, SAP AG’s vice president of corporate development, regarding a mutual non-disclosure agreement between Sybase and SAP AG to facilitate more detailed discussions. Between April 12, 2010 and April 19, 2010, Mr. Carl and, after April 16, 2010, representatives of Shearman & Sterling LLP (“S&S”), Sybase’s outside counsel, engaged in discussions and negotiations regarding the terms and conditions of this mutual non-disclosure agreement with SAP AG and its outside counsel, Jones Day (“Jones Day”).

On April 15, 2010, Dr. Nathan and Billy Ho, Senior Vice President and General Manager—PTO of Sybase, and other members of Sybase’s technology team held a video conference call with Messrs. Sikka, Mackey and Meenakshisundaram and other members of SAP AG’s technology team to discuss in-memory and database technologies and to identify potential technology and business synergies between Sybase and SAP AG.

On April 19, 2010, Sybase and SAP AG entered into the mutual non-disclosure agreement. See Section 11(c)— “The Mutual Non-Disclosure Agreement” of this Offer to Purchase.

On April 20, 2010, SAP AG delivered a written non-binding proposal to Sybase for SAP AG to acquire all of the outstanding Shares for a purchase price of $61.00 per Share in cash. SAP AG’s proposal also indicated that in connection with its continuing evaluation of an acquisition of Sybase, it required as a condition of its offer and to any further discussions that Sybase agree to negotiate exclusively with SAP AG for a period of 30 days, and would require that period of time to complete its due diligence.

On April 21, 2010, Mr. Chen met with Mr. Sikka in Palo Alto, California, to discuss the technology vision of the combined companies.

On April 22, 2010, Mr. Chen communicated to Mr. McDermott that the $61.00 per Share price proposed by SAP AG was insufficient for Sybase to agree to enter into exclusive negotiations with SAP AG at such time, but that Sybase might agree to a short period of exclusivity if SAP AG raised its price materially and shortened its requested period of due diligence and exclusivity. Mr. McDermott asked Mr. Chen whether a price of $64.00 per Share in cash would be acceptable to the Sybase Board. Mr. Chen did not respond directly to this price proposal, but described the Sybase Board’s process in evaluating SAP AG’s proposal as compared with other strategic alternatives being considered by the Sybase Board, which alternatives included not pursuing a transaction with SAP AG. Mr. McDermott indicated that it was unlikely that SAP AG would be willing to offer a price per Share in the high $60s.

On April 23, 2010, the executive board of SAP AG (which consists of Messrs. McDermott and Sikka, Jim Hageman Snabe, SAP AG’s other co-Chief Executive Officer, Gerhard Oswald, SAP AG’s Chief Operating Officer, and Werner Brandt, SAP AG’s Chief Financial Officer) determined to increase SAP AG’s non-binding proposal to $65.00 per Share, provided that Sybase agree to enter into exclusive negotiations with SAP AG until May 12, 2010.

Later on April 23, 2010, SAP AG delivered to Sybase a written revised non-binding proposal from SAP AG for SAP AG to acquire all of the outstanding Shares for a purchase price of $65.00 per Share in cash. SAP AG’s revised proposal indicated that in connection with its continuing evaluation of an acquisition of Sybase, it required Sybase to enter into an exclusivity agreement with SAP AG until May 12, 2010, during which period SAP AG would complete its due diligence and at the end of which it would be in a position to execute a definitive merger agreement.

Between April 23 and 25, 2010, Messrs. Mackey and Chen had telephonic discussions regarding SAP AG’s request that Sybase enter into exclusive negotiations with SAP AG. During these discussions, Mr. Mackey reiterated to Mr. Chen that SAP AG’s latest non-binding proposal was conditioned upon the execution of a mutually acceptable exclusivity agreement between the two companies.

On April 25, 2010, Mr. Mackey had two telephonic discussions with representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Sybase’s financial advisor, regarding the terms and conditions of SAP AG’s latest non-binding proposal. During these discussions, Mr. Mackey informed the representatives of BofA Merrill Lynch that SAP AG would not increase its offer of $65.00 per Share.

On April 26, 2010, SAP AG and its advisors were informed that the Sybase Board determined to proceed with discussions concerning a proposed acquisition of Sybase by SAP AG at a purchase price of $65.00 per Share and to grant SAP AG a limited exclusive negotiating period through May 12, 2010, provided that SAP AG would complete its due diligence and be in a position to execute a definitive merger agreement by the end of this exclusivity period.

Between April 26, 2010 and April 30, 2010, representatives of S&S and Jones Day negotiated the terms and conditions of an exclusivity agreement between Sybase and SAP AG. During this period, representatives of S&S and Jones Day also discussed the scope and timing of SAP AG’s due diligence process, including Jones Day’s document request and arranging due diligence meetings.

On April 27, 2010, Jones Day distributed a draft merger agreement to S&S. In the draft merger agreement, SAP AG requested, among other terms, a termination fee equal to 3.25% of Sybase’s equity value. Later that day, SAP AG received financial forecasts for Sybase for calendar years 2010 through 2012 prepared by Sybase’s management. See Section 8—“Certain Information Concerning Sybase” of this Offer to Purchase.

Also on April 28, 2010, Jeffrey G. Ross, Senior Vice President and Chief Financial Officer of Sybase, and Dr. Nathan discussed over a telephonic meeting the financial forecasts of Sybase and certain other financial information with senior members of SAP AG’s management team, including Mr. Mackey. Representatives of

BofA Merrill Lynch and Deutsche Bank AG (“Deutsche Bank”), SAP AG’s financial advisor, as well as representatives of other financial and accounting advisors of SAP AG, also were in attendance.

On April 29, 2010, members of Sybase’s management team, including Mr. Ross, Steven M. Capelli, President of Worldwide Field Operations, Terry Stepien, President of iAnywhere Solutions, Marty J. Beard, President of Sybase 365, Mr. Ho and Dr. Nathan, met with members of SAP AG’s management team, including Messrs. Mackey, Shenkman, Sikka and Meenakshisundaram, for in-person due diligence meetings at Jones Day’s offices in Palo Alto, California. Representatives of BofA Merrill Lynch and Deutsche Bank also were in attendance. An online due diligence data room was also made available to SAP AG and its legal, financial and accounting advisors on April 29, 2010.

On April 30, 2010, the executive board of SAP AG held a telephonic meeting to discuss the terms and conditions of the proposed exclusivity agreement between Sybase and SAP AG, including Sybase’s agreement to negotiate exclusively with SAP AG regarding the potential transaction through Mary 12, 2010. Following this discussion, the executive board approved the exclusivity agreement with Sybase.

Also on April 30, 2010, Sybase and SAP AG entered into an exclusivity agreement, pursuant to which, in light of SAP AG’s increased proposed purchase price of $65.00 per Share and commitment to complete its due diligence and be in a position to execute a definitive merger agreement by May 12, 2010, Sybase agreed not to solicit, negotiate or accept alternative proposals for the acquisition of Sybase or certain other strategic transactions involving Sybase during the twelve-day period ending May 12, 2010. See Section 11(d)—“The Exclusivity Agreement” of this Offer to Purchase.

Also on April 30, 2010, Dr. Nathan had a teleconference call with Mr. Meenakshisundarm to further discuss in-memory and database technologies, potential synergies between Sybase and SAP AG in the technology area and to follow up on questions raised by Mr. Meenakshisundarm at the April 15, 2010 meeting.

On May 2, 2010, representatives of S&S distributed a revised draft merger agreement to Jones Day. In the revised draft merger agreement, Sybase requested, among other terms, a termination fee equal to 1.8% of Sybase’s equity value.

On May 3, 2010, Mr. Ross had a video conference call with Mr. Brandt, Christophe Huetten, SAP AG’s Head of Corporate Financial Reporting, Christiane Ohlgart, SAP AG’s Head of Corporate Financial Reporting Accounting Task Force, and Mr. Mackey to discuss SAP AG’s financial due diligence on Sybase.

On May 4, 2010, Messrs. Carl and Shenkman, and representatives of Jones Day, S&S, BofA Merrill Lynch and Deutsche Bank met at Jones Day’s offices in Palo Alto, California, to negotiate the terms and conditions of the draft merger agreement. These discussions included details of the structure of the transaction, the scope of representations and warranties and covenants contained in the draft merger agreement, Sybase’s ability to consider other acquisition proposals and terminate the merger agreement to pursue such other proposals, the respective termination rights of the parties, the amount and circumstances under which Sybase would be obligated to pay SAP America a termination fee, and the extent to which SAP AG would be responsible for the obligations of SAP America and Purchaser under the merger agreement. Following the meeting, Jones Day distributed a revised draft merger agreement to S&S.

Also on May 4, 2010, Dr. Nathan and other members of Sybase’s management team held a telephonic meeting with Messrs. Mackey and Shenkman and other members of SAP AG’s management team to discuss additional information regarding Sybase’s products and technology.

On May 5, 2010, Dr. Nathan held a telephonic meeting with Mr. Mackey and other members of SAP AG’s management team to discuss a potential communication plan relating to the announcement of the proposed transaction.

On May 6, 2010, representatives of S&S distributed a revised draft merger agreement to Jones Day. Between May 7, 2010 and May 12, 2010, representatives of S&S and representatives of Jones Day negotiated the terms and conditions of the draft merger agreement and exchanged drafts of the merger agreement, and in accordance with Sybase’s and SAP AG’s directives, BofA Merrill Lynch and Deutsche Bank negotiated the amount of the termination fee, which ranged from 2% to 3% of Sybase’s equity value.

On May 7, 2010, the executive board of SAP AG held a meeting by video conference to consider and discuss the terms of the proposed acquisition of Sybase by SAP AG. Other members of SAP AG’s management were present at the meeting, including Mr. Mackey and Michael Junge, SAP AG’s General Counsel. The executive board reviewed the material terms and conditions of the proposed transaction, including its financial analysis of the $65.00 per Share consideration, the strategic rationale for the transaction and the potential timing to consummate the acquisition. The executive board then engaged in deliberations and, after considering these deliberations, the executive board approved the acquisition of Sybase as contemplated by the merger agreement, including the Offer and the Merger.

Later on May 7, 2010, Mr. Mackey called Mr. Chen and indicated that it would be difficult for the SAP supervisory board to continue to support a $65.00 per Share price and that SAP was considering a purchase price reduction. Mr. Chen responded that the Sybase Board was not prepared to accept a price reduction.

On May 8, 2010, a representative of Deutsche Bank contacted a representative of BofA Merrill Lynch and indicated that, given the recent dislocation in the stock market, the SAP AG supervisory board would not likely support a transaction at the $65.00 per Share purchase price and that a purchase price reduction of $2.00 to $3.00 per Share would be beneficial to announcing a transaction. The BofA Merrill Lynch representative subsequently relayed this information to Sybase’s management.

On May 10, 2010, the finance and investment committee of SAP AG’s supervisory board held a meeting by video conference to consider and discuss the terms of the proposed acquisition of Sybase by SAP AG. Members of the SAP AG executive board and SAP AG management were present at the meeting. The finance and investment committee of SAP AG’s supervisory board reviewed the material terms and conditions of the proposed transaction, including financial analyses relating to the $65.00 per Share consideration, the strategic rationale for the transaction and the potential timing to consummate the transaction.

On May 11, 2010, Mr. Chen had a video conference call with Messrs. Hageman Snabe, Sikka and Brandt to discuss the proposed transaction and Sybase’s business and operations. Also on May 11, 2010, a representative of Deutsche Bank contacted a representative of BofA Merrill Lynch and indicated that SAP AG proposed to reduce the $65.00 per share price by $2.00 per share.

Also on May 11, 2010, the finance and investment committee of SAP AG’s supervisory board held a meeting by video conference to review the status of discussion with Sybase, at which Mr. Mackey was also present. Mr. Chen joined the meeting, during which the committee and Mr. Chen discussed the proposed transaction and Sybase’s business and operations.

After these video conferences, Mr. Chen had telephone calls with Mr. Mackey to discuss the proposed purchase price and termination fee. During these discussions, Mr. Mackey confirmed that SAP AG remained prepared to proceed with the proposed transaction at a purchase price of $65.00 per Share, and Messrs. Chen and Mackey agreed that the termination fee would equal approximately 2.5% of Sybase’s equity value.

At 9:00 a.m. Pacific time on May 12, 2010, SAP AG’s supervisory board held a meeting by video conference to consider and discuss the terms of the proposed acquisition of Sybase by SAP AG, at which members of SAP AG’s executive board and Messrs. Junge and Mackey were in attendance. SAP AG’s supervisory board reviewed the material terms and conditions of the proposed transaction, including financial analyses relating to the $65.00 per Share consideration, the strategic rationale for the transaction, the potential timing to consummate the acquisition and the financing arrangements necessary to fund a portion of the transaction. SAP AG’s supervisory board then engaged in deliberations and, after considering these deliberations, SAP AG’s supervisory board approved the acquisition of Sybase as contemplated by the merger agreement (including the Offer and the Merger) and the financing arrangements. The boards of directors and stockholders of SAP America and Purchaser also adopted resolutions, among other things, authorizing and approving the acquisition of Sybase as contemplated by the merger agreement. Prior to the SAP AG supervisory board meeting, the finance and investment committee of SAP AG’s supervisory board held a meeting to consider the terms of the proposed acquisition and, after considering these deliberations, the finance and investment committee approved the acquisition of Sybase as contemplated by the merger agreement, including the Offer and the Merger.

At 12:00 p.m. Pacific time on May 12, 2010, the Sybase Board held a telephonic meeting, at which representatives of S&S and BofA Merrill Lynch were in attendance, to consider and discuss the terms of the proposed transaction. While the Sybase Board meeting was in progress, Mr. McDermott telephoned Mr. Chen to inform him that the SAP AG supervisory board had approved the merger agreement on the terms negotiated between SAP AG and Sybase. Following deliberations, the Sybase Board unanimously adopted resolutions declaring that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, were advisable and fair to, and in the best interests of, Sybase and its stockholders. The Sybase Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and authorized Sybase to execute and deliver the Merger Agreement.

Later on May 12, 2010, the Merger Agreement was executed by Sybase, SAP America, Purchaser and, for purposes of guaranteeing the obligations of SAP America and Purchaser under the Merger Agreement, SAP AG, and Sybase entered into an amendment to its preferred stock rights agreement. Following the closing of the U.S. financial markets on May 12, 2010, SAP AG and Sybase issued a joint press release announcing the signing of the Merger Agreement and the transactions contemplated thereby.

11. Purpose of the Offer; the Merger Agreement; the Mutual Non-Disclosure Agreement; the Exclusivity Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for Sybase; Recent Developments Relating to Sybase

(a) Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Sybase. The Offer, as the first step in the acquisition of Sybase, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Sybase not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement.

The following summary description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which the Purchaser has filed as an exhibit to the Schedule TO, and which you may examine and copy as set forth in Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser” of this Offer to Purchase. Stockholders of Sybase and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

The Offer. The Merger Agreement required the Purchaser to commence the Offer contemplated by this Offer to Purchase no later than May 26, 2010, so long as Sybase is prepared to file its Schedule 14D-9 as of such date. The Merger Agreement provides that, subject to the satisfaction or waiver of the Minimum Condition and the other conditions that are described in Section 14—“Conditions of the Offer” of this Offer to Purchase, the Purchaser will purchase all Shares tendered and not withdrawn in the Offer as promptly as practicable after the Purchaser is legally entitled to do so.

Without Sybase’s prior written consent, the Purchaser is not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares to be purchased in the Offer;

•	amend or waive the Minimum Condition;

•	amend or modify any of the other conditions and requirements to the Offer in a manner adverse to the holders of Shares;

•	impose conditions to the Offer in addition to those set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase; or

•	extend the Offer except as permitted or required by the Merger Agreement.

The Merger Agreement provides that, unless the Merger Agreement is terminated, Purchaser will extend the Offer for successive periods of ten business days each if, at the then-scheduled Expiration Time, any of the conditions to the Offer set forth in Section 14—“Conditions of the Offer” of this Offer to Purchase have not been satisfied or, to the extent permitted, waived by SAP America or the Purchaser. The Merger Agreement also provides that the Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

Subsequent Offering Period. The Merger Agreement provides that, following the Expiration Time, the Purchaser may, in order to enable it to acquire 90% of the Shares then outstanding, provide for a subsequent offering period (and one or more extensions thereof) of three to 20 business days as provided in Rule 14d-11 under the Exchange Act. The Purchaser will, and SAP America will cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during any subsequent offering period.

Top-Up Option. Pursuant to the terms of the Merger Agreement, Sybase has granted to Purchaser an option (the “Top-Up Option”), exercisable in whole but not in part, to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares acquired by Purchaser pursuant to the Offer, will constitute one Share more than 90% of the outstanding Shares (determined on a Fully Diluted Basis); provided, that the Top-Up Option is not exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Sybase’s then authorized and unissued Shares (including as authorized and unissued Shares any treasury Shares) and (ii) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser would not hold of record at least 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). Purchaser may exercise the Top-Up Option at any time after Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn.

The aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option may be paid by Purchaser either entirely in cash or, at Purchaser’s election, by paying in cash an amount equal to not less than the aggregate par value of the Shares to be purchased upon exercise of the Top-Up Option and executing and delivering to Sybase a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Shares purchased upon exercise of the Top-Up Option less the amount paid in cash. Any such promissory note will be unsecured, full recourse, non-negotiable and non-transferable, bear simple interest at 2% per annum, will mature one year after the purchase of the Shares pursuant to the exercise of the Top-Up Option, and is prepayable in whole or in part without premium or penalty.

The Top-Up Option will terminate upon the earlier to occur of the effective time of the Merger (the “Effective Time”) and the termination of the Merger Agreement in accordance with its terms. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to

Delaware’s “short form” merger statute. Following the Offer, if, assuming the exercise of the Top-Up Option, Purchaser would not own at least 90% of the outstanding Shares, a Sybase stockholder vote is required to consummate the Merger. In such case, the approval of the Merger at a meeting of Sybase’s stockholders would be assured because of Purchaser’s ownership of at least a majority of the Shares (calculated on a Fully Diluted Basis in accordance with the Merger Agreement) following completion of the Offer.

Sybase Board Recommendation and Sybase Actions. Pursuant to the Merger Agreement, Sybase represented that the Sybase Board duly and unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, Sybase and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Sybase accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent required under applicable law, adopt the Merger Agreement.

The Merger Agreement provides that substantially contemporaneously with the filing of the Schedule TO with the SEC, Sybase will, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which will include the Sybase Board Recommendation.

Directors. The Merger Agreement provides that following the Acceptance Time, and at all times thereafter, SAP America will be entitled to elect or designate such number of directors, rounded up to the nearest whole number, on the Sybase Board as will give SAP America representation on the Sybase Board equal to:

•	the total number of directors on the Sybase Board (after giving effect to the election or designation of additional directors by SAP America), multiplied by

•	the percentage that the aggregate number of Shares then owned directly or indirectly by SAP America bears to the total number of Shares then outstanding.

After the Acceptance Time, Sybase will, upon SAP America’s request, take all actions as are necessary to enable SAP America’s designees to be so elected or appointed to the Sybase Board, including by promptly filling vacancies or newly created directorships on the Sybase Board, promptly increasing the size of the Sybase Board (including by amending Sybase’s bylaws if necessary to increase the size of the Sybase Board) and/or promptly securing the resignations of such number of Sybase’s incumbent directors as is necessary to provide SAP America with such level of representation, and will cause SAP America’s designees to be elected or appointed at such time. After the Acceptance Time, Sybase will also, upon SAP America’s request, cause the directors elected or designated by SAP America to the Sybase Board to serve on and constitute the same percentage as such individuals represent of the entire Sybase Board (but not less than a majority) (rounded up to the next whole number) of: (i) each committee of the Sybase Board; (ii) each board of directors (or similar body) of each of Sybase’s subsidiaries; and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the rules of the NYSE.

In the event that SAP America’s designees are appointed or elected to, and constitute a majority of, the Sybase Board, until the time the Merger becomes effective (as described under “—The Merger”), Sybase will cause the Sybase Board to maintain at least three directors who were members of the Sybase Board on the date of the Merger Agreement, each of whom must be an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual and eligible to serve on Sybase’s audit committee under the Exchange Act and NYSE rules and, at least one of whom is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulations S-K and the instructions thereto (the “Continuing Directors”). If the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors are entitled to elect or designate a person meeting the foregoing criteria to fill the vacancy or, if no Continuing Directors then remain, the other directors will designate three persons meeting the foregoing criteria to fill such vacancies.

So long as there is at least one Continuing Director, the concurrence of a majority of the Continuing Directors (or of the sole Continuing Director is there is only one Continuing Director at such time) will be required to:

•	amend or terminate the Merger Agreement in a manner that requires action by the Sybase Board;

•	extend the time for the performance of any of the obligations or other acts of SAP America or the Purchaser under the Merger Agreement;

•	waive compliance with any of the agreements or conditions under the Merger Agreement for the benefit of Sybase;

•

change the date of, or postpone or adjourn, any special meeting of the stockholders of Sybase called for the purpose of considering and taking action on the Merger Agreement, except as required by applicable law;

•	exercise Sybase’s rights or remedies under the Merger Agreement; or

•	amend Sybase’s certificate of incorporation or bylaws.

The Merger. The Merger Agreement provides that upon and subject to the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time:

•	the Purchaser will be merged with and into Sybase and the separate corporate existence of the Purchaser will cease;

•	Sybase will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of SAP America;

•

the Surviving Corporation’s certificate of incorporation will be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be changed to “Sybase, Inc.” and all references to the Purchaser will be automatically amended and will become references to the Surviving Corporation and the bylaws of the Purchaser in effect immediately prior to the Merger will be the bylaws of the Surviving Corporation, except that all references to the Purchaser will be automatically amended and will become references to the Surviving Corporation; and

•

the officers of Sybase immediately prior to the Effective Time will continue as the officers of the Surviving Corporation and the directors of the Purchaser immediately prior to the Effective Time, will continue as the directors of the Surviving Corporation.

Conversion of Securities. At the Effective Time:

•

all Shares issued and outstanding immediately prior to the Effective Time (other than Sybase and SAP America-Owned Stock (as defined below) and Shares held by dissenting stockholders who properly exercise appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Offer Price;

•

all Shares that are held in treasury of Sybase or owned of record by any subsidiary of Sybase that is directly or wholly-owned by Sybase, and all Shares owned of record by SAP America, the Purchaser or any of their respective direct or indirect wholly-owned subsidiaries (collectively, “Sybase and SAP America-Owned Stock”, will be cancelled and cease to exist with no payment being made with respect thereto; and

•

each share of common stock, no par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Merger Without a Meeting; Sybase Special Meeting; Proxy. If the Purchaser holds 90% of the outstanding Shares at any time after the Acceptance Time, such that the Merger may be effected without a meeting or vote of the stockholders of Sybase, SAP America, the Purchaser and Sybase have agreed to take all reasonably necessary and appropriate actions to cause the Merger to become effective as promptly as practicable without a meeting of Sybase’s stockholders in accordance with Section 253 of the DGCL.

However, if the approval of Sybase’s stockholders is required by applicable law in order to effect the Merger, Sybase has agreed to:

•

prepare a proxy or information statement (the “Proxy Statement”) for the Special Meeting (as defined below) and file such Proxy Statement with the SEC as promptly as practicable after the Acceptance Time;

•

acting through the Sybase Board, (i) duly set a record date for, and within three business days after receipt of SEC clearance of the Proxy Statement (or ten days after the preliminary Proxy Statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set in consultation with SAP America), (ii) as promptly as practicable after the clearance of the Proxy Statement from the SEC (or ten days after the preliminary Proxy Statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the Proxy Statement to the stockholders of Sybase, and (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the Merger, and secure any approval of the stockholders of Sybase that is required by applicable law to effect the Merger.

Treatment of Sybase Options and Sybase SARs. Under the Merger Agreement, each option to purchase Shares ( “Sybase Option”) and each Sybase stock appreciation right ( “Sybase SAR”) that is unexpired, unexercised and outstanding as of the Acceptance Time, whether vested or unvested, will be cancelled in the Merger and converted into the right to receive from SAP America and the Surviving Corporation, within 30 days following the Acceptance Time, an amount in cash, without interest thereon and less any required withholding of taxes, equal to the product of:

•	the aggregate number of shares of Sybase Common Stock subject to such Sybase Option or Sybase SAR, and

•	the excess, if any, of the Offer Price over the per share exercise price under such Sybase Option or Sybase SAR.

If the per share exercise price of any Sybase Option or Sybase SAR is equal to or greater than the Offer Price, such Sybase Option or Sybase SAR will be canceled without payment of consideration.

Treatment of Sybase Restricted Stock Awards. Under the Merger Agreement, the payout of the Merger Consideration in exchange for each share of Sybase restricted stock (each, a share of “Sybase Restricted Stock”) will remain subject to the vesting terms that applied to such share of Sybase Restricted Stock immediately prior to the Acceptance Time under the restricted stock award applicable to such share of Sybase Restricted Stock. The Merger Agreement provides that the consideration that is otherwise payable under the Merger Agreement in exchange for each share of Sybase Restricted Stock will be paid by the Purchaser in a lump sum cash payment, without interest thereon and less any required withholding of taxes, on the date upon which such share of Sybase Restricted Stock would have vested under the applicable restricted stock award (provided that if the vesting terms and conditions are not satisfied and vesting ceases to continue at any point after the Effective Time, no such payment will be made with respect to such share of Sybase Restricted Stock). The Merger Agreement provides that all amounts payable with respect to shares of Sybase Restricted Stock will be paid without interest.

Notwithstanding any of the foregoing to the contrary, each share of Sybase Restricted Stock held by a non-employee director of Sybase that is outstanding as of the Acceptance Time will not be assumed or substituted for by the Purchaser and will instead be cancelled in exchange for a payment by the Purchaser in respect of each such share of Sybase Restricted Stock in an amount equal to the Offer Price, to be paid by Purchaser in a lump sum payment in cash as soon as practicable following the Acceptance Time.

Termination of Sybase Stock Option Plans and Employee Stock Purchase Plans. The Merger Agreement provides that after the Acceptance Time all Sybase stock option plans will be terminated and no further Sybase Options, Sybase SARs, Sybase Restricted Stock or other rights with respect to Shares will be granted thereunder. The Merger Agreement further provides that Sybase will terminate its existing employee stock purchase plans (the “ESPP”) as of or prior to the Effective Time, and take all actions necessary such that no options remain outstanding under the ESPP as of the Effective Time.

Representations and Warranties. Pursuant to the Merger Agreement, SAP America and Purchaser have made customary representations and warranties to Sybase with respect to, among other matters:

•	SAP America’s and Purchaser’s organization, corporate power and qualifications to conduct business;

•	SAP America’s and Purchaser’s authority to enter into the Merger Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	litigation;

•	no ownership of Sybase capital stock;

•	sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	ownership and operations of Purchaser; and

•	information in the Offer documents and supplied for inclusion in Schedule 14D-9 and the Proxy Statement.

Pursuant to Merger Agreement, Sybase has made customary representations and warranties to SAP America and Purchaser with respect to, among other matters:

•	its organization, standing, corporate power and qualifications to conduct business;

•	its certificate of incorporation and bylaws;

•	its subsidiaries;

•	its capitalization;

•	Sybase’s authority to enter into the Merger Agreement, including the unanimous approval by the Sybase Board;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	permits and compliance with laws;

•	SEC filings;

•	financial statements;

•	internal controls and the Sarbanes-Oxley Act of 2002;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2009;

•	employee benefit plans;

•	labor and other employment matters;

•	contracts;

•	litigation;

•	intellectual property;

•	tax matters;

•	insurance;

•	properties and assets;

•	the receipt of a fairness opinion of its financial advisor;

•	information in the Schedule 14D-9 and supplied for inclusion in the Offer documents;

•	required vote of Sybase’s stockholders;

•	absence of indemnifiable claims;

•	customers;

•	compliance with privacy and security laws;

•	government contracts;

•	brokers and other advisors; and

•	related party transactions.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties party thereto. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between Sybase, SAP America and the Purchaser rather than establishing matters of fact. In addition, such representations and warranties:

•

have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement, which information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Commercially Reasonable Efforts; HSR Act and EC Merger Regulation Filings; Notification. Sybase and SAP America have agreed to use their commercially reasonable efforts to (i) take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) as promptly as practicable, and in all cases up to and including August 31, 2010 (provided that such date will automatically be extended to September 30, 2010 if any of the conditions set forth in items (ii), (iii)(a) or (iii)(b) of Section 14—“Conditions of the Offer” (in the case of items (iii)(a) and (iii)(b), treating for this purpose the “Outside Date” as the expiration date of the Offer) have not been satisfied as of August 31, 2010), obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by

SAP America or Sybase or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material with respect to the Merger Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) antitrust laws, including the HSR Act and the EC Merger Regulation, and (C) any other applicable law. The Merger Agreement also provides that Sybase and SAP America will cooperate with each other in connection with (i) preparing and filing the Offer documents, the Schedule 14D-9, the Proxy Statement (if applicable) and any other filings, (ii) determining whether any action by or in respect of, or filing with, any governmental entity is required in connection with the consummation of the Offer or the Merger, and (iii) seeking any such actions, consents, approvals or waivers or making any such filings. Sybase and SAP America have agreed to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that in connection with the receipt of any necessary approvals or clearances of a governmental entity (including under the HSR Act), neither SAP America nor Sybase (nor any of their respective subsidiaries or affiliates) is required to (and, without SAP America’s prior consent, Sybase will not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SAP America, Sybase or their respective subsidiaries or affiliates.

Public Announcements. The Merger Agreement provides that each of Sybase, SAP America and the Purchaser will not issue any public release or announcement concerning the transactions contemplated by the Merger Agreement without the prior written consent of Sybase and SAP America (which consent will not be unreasonably withheld or delayed), except as may be required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the Merger Agreement provides that (i) Sybase, SAP America and the Purchaser may make public releases or announcements concerning the transactions contemplated by the Merger Agreement that are not inconsistent with previous press releases or announcements made in compliance with the Merger Agreement and (ii) the foregoing restrictions do not apply to any release or announcement made or proposed to be made in connection with a Change of Board Recommendation (as defined below).

Indemnification; Directors’ and Officers’ Insurance. The Merger Agreement provides that, for six years from and after the Effective Time, the Surviving Corporation will (and SAP America will cause the Surviving Corporation to) indemnify and hold harmless all past and present directors, officers and employees of Sybase and its subsidiaries, to the same extent such persons were indemnified as of the date the Merger Agreement by Sybase and its subsidiaries pursuant to:

•	applicable law,

•	Sybase’s certificate of incorporation and bylaws,

•	the organizational documents of any subsidiary of Sybase, and

•	any indemnification agreements in existence on the date of the Merger Agreement with any directors, officers or employees of Sybase and its subsidiaries,

for acts or omissions in their capacity as directors, officers or employees of Sybase or any of its subsidiaries occurring at or prior to the Effective Time.

Additionally, the Merger Agreement provides that, for six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, and the organizational documents of each subsidiary of Sybase, will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of Sybase and its subsidiaries for periods at or prior to the Effective Time than those that are set forth in Sybase’s certificate of incorporation and bylaws and the organizational documents of each subsidiary of Sybase as of the date of the Merger Agreement. The Merger Agreement provides that any indemnification agreements in existence on the date of the Merger Agreement with any of the directors, officers or employees of Sybase will continue in full force and effect in accordance with their terms following the Effective Time.

The Merger Agreement further provides that, for six years from and after the Effective Time, the Surviving Corporation will maintain for the benefit of the persons that are insured under Sybase’s directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Sybase’s policy in effect as of the date of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Sybase prior to the date of the Merger Agreement.

Employee Benefit Matters. The Merger Agreement provides that SAP America will, and will cause the Surviving Corporation to, recognize all service of the employees of Sybase or any of its subsidiaries with Sybase or any of its subsidiaries, as the case may be, to the extent recognized by Sybase or any of its subsidiaries and reflected in the employment records of Sybase or its respective subsidiary, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any U.S. employee benefit plan maintained by SAP America or any of its subsidiaries in which such employees of Sybase or its subsidiaries may be eligible to participate after the Effective Time (in each case except to the extent such service credit would result in a duplication of benefits in any such benefit plan). Sybase has also agreed that prior to the Acceptance Time it will take all such steps as may be required to cause each plan, program, agreement or arrangement entered into by Sybase or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14(d)-10(d) under the Exchange Act. Sybase has also agreed that prior to the Acceptance Time it will cause the compensation committee of the Sybase Board to be composed solely of independent directors.

2009 Note Conversions. The Merger Agreement provides that until the Acceptance Time, if Sybase is required under the terms and conditions of the Indenture (the “2009 Notes Indenture”) relating to Sybase’s 3.5% Convertible Senior Notes due 2029 (the “2009 Notes”) to pay a conversion value with respect to a 2009 Note surrendered for conversion or otherwise put to Sybase, Sybase will pay such conversion value solely in cash and will not issue additional Shares in respect of such 2009 Notes upon conversion until Sybase has paid an aggregate of $50,000,000 in cash, and thereafter Sybase may elect to pay such conversion value in cash, additional Shares or a combination of cash and additional Shares to the extent it is permitted to do so under the 2009 Note Indenture. The Merger Agreement provides that from and after the Acceptance Time, if Sybase is required under the terms and conditions of the 2009 Notes Indenture to pay a conversion value with respect to a 2009 Note surrendered for conversion, Sybase will pay such conversion value solely in cash and will not issue additional Shares in respect of such 2009 Notes upon conversion. The Merger Agreement provides that if Sybase is required under the terms and conditions of the 2009 Notes Indenture to pay a conversion value with respect to a 2009 Note based on a price per share of Sybase Common Stock in excess of the Merger Consideration, Sybase will provide SAP America with supporting documentation detailing the calculation of such conversion value, in form and substance reasonably satisfactory to SAP America.

Conduct of Sybase’s Operations. The Merger Agreement obligates Sybase during the period from the date of the Merger Agreement to the earlier of the date on which SAP America’s designees are elected or appointed to the Sybase Board (the “Director Appointment Date”), the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, unless SAP America otherwise agrees in writing (which agreement may not be unreasonably withheld, delayed or conditioned), to, and to cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice. Without limiting the foregoing, between the date of the Merger Agreement and the earlier of the Director Appointment Date, the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, except as set forth in the disclosure schedules to the Merger Agreement, as expressly permitted by the Merger Agreement or as required by law, Sybase and its subsidiaries will not, directly or indirectly, do, or agree to do, any of the following without the prior written consent of SAP America (which shall not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise change the governing documents of Sybase or its subsidiaries;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Sybase or any of its subsidiaries, other than certain issuances of Shares in connection with (i) Sybase’s stock option plans or employee stock purchase plans, (ii) the conversion of the 2009 Notes or (iii) the preferred share purchase rights if a Triggering Event (as defined in the Rights Agreement) under the Rights Agreement is caused by a party other than SAP America or the Purchaser;

•	sell, lease, license or otherwise dispose of (in each case, other than in the ordinary course of business consistent with past practice), or create any lien over, any of its properties or assets;

•

transfer or license to any person or entity any rights to any intellectual property or computer software (other than in the ordinary course of business consistent with past practice in connection with the license, distribution or sale of any products or services);

•

declare, set aside, make or pay any dividend or other distribution with respect to its capital stock (other than dividends paid by a wholly-owned subsidiary of Sybase to Sybase or another wholly-owned subsidiary of Sybase in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

merge or consolidate with any third party or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	acquire any interest in any entity or any division thereof, or any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice);

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for the obligations of any person or entity for borrowed money (other than any wholly-owned subsidiary of Sybase in the ordinary course of business consistent with past practice);

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (other than (i) advancement of expenses to employees in connection with the performance of their duties, (ii) to any wholly-owned subsidiary of Sybase, or (iii) providing vendor financing in connection with the license, distribution or sale of products, in each case, in the ordinary course of business consistent with past practice);

•

terminate, cancel, materially amend, renew (other than any automatic renewal or exercise of any renewal option), or agree to any material change in or waiver under any material contract, or enter into any new contract that would constitute a material contract (other than in the ordinary course of business consistent with past practice, and, in certain cases, in connection with the development, license, distribution or sale of any of products or services);

•	make or authorize any capital expenditure in excess of Sybase’s capital expenditure budget;

•

except to the extent required by applicable law or any existing Sybase benefit plan or contractual commitments or corporate policies with respect to severance or termination pay: (i) increase the compensation or benefits payable to its directors, officers or employees (except for certain increases of salary in the ordinary course of business consistent with past practice); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee, or establish, adopt, enter into or amend any collective bargaining agreement, employee benefit plan or other plan or arrangement for the benefit of any director, officer or employee; (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plan; or (iv) terminate the employment of any officer other than for “cause”;

•	hire any person at a level of Vice President or higher (other than to fill any currently existing Vice President position that becomes vacant);

•

(i) pre-pay any indebtedness for borrowed money, except in accordance with and as required by the 2009 Notes Indenture, or (ii) waive, release, pay, discharge or satisfy any material claims, liabilities or obligations except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	make any change in material accounting policies or procedures, other than as required by generally accepted accounting principles as applied in the United States or by a governmental entity;

•	waive, release, or assign any material claims;

•

compromise, settle or agree to settle any litigation or investigation other than certain compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $10,000,000 in the aggregate, without the imposition of equitable relief on or admission of wrong doing by Sybase or any of its subsidiaries;

•

make or change any material tax election, change any annual tax accounting period, change any method of tax accounting, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, or settle any tax claim, audit or assessment, or surrender any right to claim a tax refund in an amount in excess of $1,000,000 individually or $10,000,000 in the aggregate;

•	amend or modify, or propose to amend or modify, or otherwise take any action under, the Rights Agreement;

•

take any action to exempt any person or entity (other than SAP America, the Purchaser and any subsidiary of SAP America), or any action taken thereby, from the provisions of Section 203 of the DGCL, any other state takeover or similar law or the Rights Agreement;

•

(i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any intellectual property owned or licensed by Sybase or any of its subsidiaries (other than in the ordinary course of business consistent with past practice), or (ii) divulge, furnish to or make accessible any trade secrets to any person or entity who is not subject to a confidentiality obligation with respect thereto; or

•	agree in writing or otherwise to take any of the foregoing actions.

No Solicitation. The Merger Agreement requires Sybase, as of May 12, 2010, to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or entity with respect to any Acquisition Proposal or Acquisition Inquiry (as each such term is defined below) and, if requested by SAP America, to use its reasonable best efforts to cause to be returned or destroyed all confidential information provided by or on behalf of Sybase or any subsidiary of Sybase to such person or entity. The Merger Agreement further provides that at all times prior to the Director Appointment Date or, if earlier, the termination of the Merger Agreement in accordance with its terms, Sybase and its subsidiaries will not, and Sybase will not authorize, direct or knowingly permit the representatives of Sybase or its subsidiaries to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise cooperate with or assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

•	participate or engage in discussions or negotiations with any person or entity with respect to an Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal;

•	withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to SAP America or the Purchaser, the Sybase Board Recommendation;

•

enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement that contains provisions that are no less favorable to Sybase than those contained in the Mutual Non-Disclosure Agreement (as defined below) between Sybase and SAP AG (an “Acceptable Confidentiality Agreement”)) or enter into any contract or agreement in principle requiring Sybase to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

•	terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar contract.

The Merger Agreement provides that any action taken by a representative of Sybase that, if taken by Sybase, would constitute a breach of the restrictions described in this “—No Solicitation” section will constitute a material breach of the Merger Agreement by Sybase.

As an exception to the previous restrictions, the Merger Agreement provides that, at any time prior to the Acceptance Time, Sybase may (i) engage or participate in discussions or negotiations with, or waive any provision of, or grant permission under any standstill, confidentiality or similar contract to which Sybase or any of its subsidiaries is a party with respect to, any person or entity that has made a bona fide Acquisition Proposal in writing that the Sybase Board determines in good faith, after consultation with Sybase’s outside legal counsel and financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and (ii) furnish to the person or entity that has made such Acquisition Proposal information relating to Sybase pursuant to an Acceptable Confidentiality Agreement after such person or entity has provided Sybase with written acknowledgement that Sybase will be permitted to comply with its relevant obligations under the Merger Agreement, if:

•	Sybase received the Acquisition Proposal other than as a result of a breach or violation of the provisions of the Merger Agreement described in this “—No Solicitation” section;

•

prior to engaging or participating in any such discussions or negotiations with, or waiving any provision of, or granting permission under any standstill, confidentiality or similar contract, or furnishing any information to, such person or entity, Sybase gives SAP America written notice of the identity of such person or entity and all of the material terms and conditions of such Acquisition Proposal and of Sybase’s intention to take such action; and

•

contemporaneously with or prior to furnishing any non-public information to such person or entity, Sybase furnishes such non-public information to SAP America (to the extent such information has not been previously furnished by Sybase to SAP America).

An “Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by SAP America or Purchaser) that would reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means any offer or proposal (in each case, other than the Offer and the Merger) concerning any:

•

merger, consolidation, other business combination or similar transaction involving Sybase that, if consummated, would result in any person or entity beneficially owning equity interests representing 15% or more of the voting power of Sybase;

•

sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange or otherwise, of assets of Sybase (including equity interests of Sybase’s subsidiaries) or any subsidiary of Sybase representing 15% or more of the consolidated assets or revenues of Sybase and its subsidiaries taken as a whole;

•

issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the voting power of Sybase;

•

transaction in which any person or entity will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 15% or more of the voting power of Sybase; or

•	any combination of the foregoing.

A “Superior Proposal” means a bona fide written Acquisition Proposal (with the references therein to “15%” replaced by more than “50%” for this purpose) made by a third party which did not result from a breach of the provisions of the Merger Agreement described in this “—No Solicitation” section of this Offer to Purchase, and which, in the good faith judgment of the Sybase Board (after consultation with Sybase’s outside legal counsel and financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the identity of the person or entity making such proposal, and for which financing is not a condition to the consummation of such Acquisition Proposal, if consummated would result in a transaction that is more favorable to the stockholders of Sybase from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by SAP America pursuant to its negotiation rights described below).

The Merger Agreement obligates Sybase to promptly, and in all cases within 24 hours after Sybase attains knowledge of its receipt, notify SAP America of the receipt by Sybase of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and the identity of the person, entity or group making any such Acquisition Proposal or Acquisition Inquiry. Sybase is obligated to keep SAP America reasonably informed on a current basis (and in any event at SAP America’s request and otherwise no later than 24 hours) of any change in, the status of discussions regarding or the material terms and conditions of, any such Acquisition Proposal or Acquisition Inquiry. Sybase is obligated to provide SAP America with at least 24 hours prior notice (or such shorter notice as may be provided to the Sybase Board) of a meeting of the Sybase Board at which the Sybase Board is reasonably expected to consider an Acquisition Proposal.

Fiduciary Right of Termination or Change of Board Recommendation. Until the Director Appointment Date, or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither the Sybase Board nor any committee of the Sybase Board is permitted to:

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; or

•	withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to SAP America or the Purchaser, the Sybase Board Recommendation.

(any such action or failure to act, a “Change of Board Recommendation”).

As an exception to the restrictions on the ability of the Sybase Board to effect a Change of Board Recommendation, the Sybase Board may at any time prior to the Acceptance Time (i) effect a Change of Board Recommendation and/or (ii) terminate the Merger Agreement and simultaneously enter into a definitive agreement with respect to a Superior Proposal, if:

•	Sybase receives an Acquisition Proposal that the Sybase Board concludes in good faith, after consultation with Sybase’s outside legal counsel and financial advisor, constitutes a Superior Proposal;

•

The Sybase Board determines in good faith, after consultation with Sybase’s outside legal counsel, that taking such action is required to comply with and properly discharge the Sybase Board’s fiduciary duties to the stockholders of Sybase under applicable law;

•

Sybase has provided a prior written notice to SAP America, at least four business days in advance, of its intention to effect a Change of Board Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice must specify the basis upon which the Sybase Board intends to effect such Change of Board Recommendation and the material terms and conditions of such Superior Proposal (and the identity of the party making such Superior Proposal), and must have contemporaneously provided the execution draft of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal;

•

prior to effecting a Change of Board Recommendation or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, (i) if requested by SAP America, Sybase has, during such four business day period, negotiated with SAP America in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (ii) SAP America has not made, during such four business day period, an offer that would, upon Sybase’s acceptance, be binding on SAP America and that, after consideration of such offer by the Sybase Board in good faith and after consultation with Sybase’s outside legal counsel and financial advisor, results in the Sybase Board concluding that such Superior Proposal no longer constitutes a Superior Proposal; and

•	with respect solely to termination of the Merger Agreement, in advance of or concurrently with termination of the Merger Agreement, Sybase pays the Breakup Fee (as defined below).

The Merger Agreement provides that the Sybase Board may at any time prior to the Acceptance Time, in response to an Intervening Event (as defined below), effect a Change of Board Recommendation if the Sybase Board determines in good faith, after consultation with Sybase’s outside legal counsel, that doing so is required to comply with and properly discharge its fiduciary duties to the Sybase stockholders. The Merger Agreement provides that the Sybase Board may not effect a Change of Board Recommendation in response to an Intervening Event unless Sybase has provided prior written notice to SAP America at least four business days in advance of its intention to effect such a Change of Board Recommendation, which notice must specify the basis upon which the Sybase Board intends to effect such Change of Board Recommendation, and prior to effecting such Change of Board Recommendation, if requested by SAP America, Sybase will, during such four day period, negotiate with SAP America in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that a Change of Board Recommendation is no longer necessary. The Merger Agreement also provides that the Sybase Board may not effect a change of Board Recommendation in response to an Intervening Event if SAP America has, during such four day period, made an offer to amend the Merger Agreement that would, upon Sybase’s acceptance, be binding on SAP America and that after due consideration of such offer in good faith and after consultation with Sybase’s outside legal counsel, results in the Sybase Board concluding that failure to effect such Change of Board Recommendation would not result in a breach of its fiduciary duties to the stockholders of Sybase. An “Intervening Event” means a material event relating to the business of Sybase and its subsidiaries, other than the receipt of an Acquisition Proposal, which (a) was unknown to the Sybase Board at or prior to the date of the Merger Agreement and (b) becomes known to or by the Sybase Board prior to the Acceptance Time.

The Merger Agreement provides that none of the provisions thereof described in this “—No Solicitation” section of this Offer to Purchase shall prohibit the Sybase Board from disclosing to the Sybase stockholders any position with respect to the Offer permitted by Rule 14e-2(a) and Rule 14d-9 of the Exchange Act; except that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer will be deemed to be a Change of Board Recommendation.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Sybase Common Stock is obtained, if required by applicable law;

•

the consummation of the Merger is not then restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any other governmental entity and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger; and

•	the Purchaser has accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

Termination. The Merger Agreement provides that it may be terminated:

(i)	by mutual written consent of SAP America and Sybase, by action of their respective boards of directors, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Sybase;

(ii)	by SAP America or Sybase, if the Acceptance Time has not occurred on or before August 31, 2010, provided that such date will automatically be extended to September 30, 2010 if any of the conditions set forth in items (ii), (iii)(a) or (iii)(b) of Section 14—“Conditions of the Offer” (in the case of items (iii)(a) and (iii)(b), treating for this purpose the “Outside Date” as the expiration date of the Offer) have not been satisfied as of August 31, 2010; except that the right to terminate the Merger Agreement under this provision is not available to any party whose breach of the Merger Agreement has been the primary cause of the failure of the Acceptance Time to have occurred on or before such date;

(iii)	by either Sybase or SAP America, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (a) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (b) prior to the Effective Time, the Merger, and such order, decree, ruling or other action has become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate the Merger Agreement has used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement); except that the right to terminate the Merger Agreement under this provision is not be available to any party whose material breach of the Merger Agreement has been the primary cause of such action;

(iv)	by SAP America, at any time prior to the Acceptance Time, if

(a)	a Change of Board Recommendation (or any action by any committee of the Sybase Board which, if taken by the full Sybase Board, would be a Change of Board Recommendation) has occurred;

(b)	Sybase or the Sybase Board (or any committee thereof) has (i) approved, adopted or recommended any Acquisition Proposal, or (ii) approved or recommended, or entered into or allowed Sybase or any of its subsidiaries to enter into an agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal;

(c)	any tender offer or exchange offer is commenced by any person or entity other than SAP America, the Purchaser or any subsidiary of SAP America with respect to the outstanding Shares and the Sybase Board has not recommended that Sybase’s stockholders reject such tender offer or exchange offer within ten business days after the commencement thereof;

(d)	Sybase has breached the provisions of the Merger Agreement described above under “—No Solicitation” in any material respect;

(e)	Sybase has failed to include the Sybase Board Recommendation in the Schedule 14D-9 or to permit SAP America to include the Sybase Board Recommendation in the Offer documents; or

(f)	Sybase or the Sybase Board (or any committee thereof) has authorized or publicly proposed to do any of the foregoing actions;

(v)	by Sybase, prior to the Acceptance Time, if the Sybase Board determines to accept a Superior Proposal, but only if Sybase is permitted to accept such Superior Proposal pursuant to the provisions of the Merger Agreement described above under “—No Solicitation;” provided that Sybase must simultaneously with such termination enter into a definitive agreement with respect to such Superior Proposal and pay the Breakup Fee (as defined below) to SAP America substantially concurrently with such termination;

(vi)	by SAP America, prior to the Acceptance Time, if there is an uncured inaccuracy in any representation or warranty or breach of any covenant of Sybase contained in the Merger Agreement, which uncured inaccuracy or breach would (a) give rise to the failure of any of the conditions of the Offer described in Section 14—“Conditions of the Offer” and (b) is incapable of being cured or, if capable of being cured, is not cured within 20 business days from the date that Sybase is notified in writing by SAP America of such breach; except that SAP America is not permitted to terminate the Merger Agreement if any of such circumstances resulted primarily from its breach of the Merger Agreement;

(vii)	by Sybase, prior to the Acceptance Time, if there is an uncured inaccuracy in any representation or warranty or breach of any covenant of SAP America or the Purchaser contained in the Merger Agreement, which uncured inaccuracy or breach (a) has had, individually or in the aggregate, a material adverse effect upon SAP America’s or the Purchaser’s ability to consummate the Offer or the Merger and (b) is incapable of being cured or, if capable of being cured, is not cured within 20 business days from the date that SAP America is notified in writing by Sybase of such breach; except that Sybase is not permitted to terminate the Merger Agreement if any of such circumstances resulted primarily from its breach of the Merger Agreement; or

(viii)	by SAP America, prior to the Acceptance Time, if there shall have occurred any adverse event or development which, individually or in the aggregate, has had, and continues to have, a Sybase Material Adverse Effect (as defined in Section 14—“Conditions of the Offer”) and either such effect is not capable of being remedied or at least 20 business days have elapsed since the occurrence of such effect.

Effect of Termination. In the event of termination of the Merger Agreement by either Sybase or SAP America, the Merger Agreement will become void and there will be no liability or obligation on the part of SAP America, the Purchaser or Sybase or their respective subsidiaries, officers or directors except with respect to certain specified provisions and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Fees. In the event the Merger Agreement is terminated pursuant to item (iv) or item (v) of “—Termination,” Sybase will pay to SAP America immediately prior to or concurrently with such termination, in the case of a termination by Sybase, or within two business days thereafter, in the case of a termination by SAP America, a termination fee of $150,000,000.00 (the “Breakup Fee”). In addition, in the event that the Merger Agreement is terminated pursuant to item (ii) of “—Termination” and at the time of such termination the Minimum Condition has not been satisfied, and (i) prior to the date of such termination of the Merger Agreement an Acquisition

Proposal has been publicly disclosed (and not publicly withdrawn prior to such termination), and (ii) within 12 months after such termination, Sybase or any of its subsidiaries enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal (provided that for purposes of this provision, the references to 15% in the definition of “Acquisition Proposal” will be deemed references to more than 50%), then Sybase will pay to SAP America the Breakup Fee on the date no later than two days after the earlier to occur of (A) the consummation of the transaction that constitutes an Acquisition Proposal or (B) the date on which Sybase executes a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal.

If Sybase fails to pay the Breakup Fee when due, Sybase shall reimburse SAP America and the Purchaser for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection of the Breakup Fee, together with interest thereon at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment plus 2%  per annum.

(c) The Mutual Non-Disclosure Agreement. Sybase and SAP AG are parties to a mutual non-disclosure agreement (the “Mutual Non-Disclosure Agreement”) dated as of April 19, 2010, but effective as of April 2, 2010. The Mutual Non-Disclosure Agreement provides, among other things, that, in connection with an evaluation relating to a potential relationship, cooperation or transaction, each of SAP AG and Sybase will keep all confidential information relating to the other party confidential and will not disclose such information to any other person (except to representatives of either of SAP AG or Sybase who are actively and directly participating in the evaluation or who otherwise have a need to know such information for the purpose of the evaluation, or as required by law) without the consent of the other party, and to abide by certain standstill restrictions involving the other party’s securities until April 2, 2011. This summary of the Mutual Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the Mutual Non-Disclosure Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference.

(d) The Exclusivity Agreement. SAP AG and Sybase entered into an exclusivity agreement, dated as of April 30, 2010 (the “Exclusivity Agreement”), in connection with discussions regarding a possible transaction between them. The Exclusivity Agreement provides Sybase, its subsidiaries and representatives would not do any of the following, directly or indirectly, during the period from April 30, 2010 through May 12, 2010: (i) solicit, initiate, seek, or knowingly encourage, facilitate or induce the making, submission or announcement of any Alternative Proposal (as defined in the Exclusivity Agreement), (ii) disclose to any person any nonpublic information relating to Sybase and/or any of its subsidiaries in connection with, or enter into, participate in, maintain or continue any communications or negotiations regarding, any Alternative Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternative Proposal, or (iv) enter into any letter of intent, contract or other agreement relating to any Alternative Proposal. This summary of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit  (d)(3) to the Schedule TO and incorporated herein by reference.

(e) Statutory Requirements. The DGCL requires, among other things, that the Merger Agreement must be approved by the holders of at least a majority of the shares of each class of Sybase’s capital stock outstanding and entitled to vote. The Merger Agreement provides that, if required by the DGCL, Sybase will (i) prepare a proxy statement for a special meeting of Sybase stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as soon as practicable after the Acceptance Time, (ii) duly set a record date for, and within three business days after receipt of SEC clearance of the proxy statement (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of the special meeting for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set in consultation with SAP America); (iii) as promptly as practicable after the clearance of the proxy statement from the SEC (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the proxy statement to the stockholders of Sybase; and (iv) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement, and secure any approval of the stockholders of Sybase that is required by applicable law to effect the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of Sybase. Notwithstanding the foregoing, if the Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, the Purchaser may effect the Merger without the special meeting or any other action on the part of any other stockholder.

(f) Appraisal Rights. Appraisal rights are not available in connection with the Offer, and stockholders of Sybase who tender Shares in the Offer will not have appraisal rights in connection with the Merger. If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the adoption of the Merger Agreement nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of Sybase should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. In this regard, stockholders of Sybase should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262.

SAP America does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any dissenting stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares held immediately prior to the Effective Time by such dissenting stockholder. However, SAP America may cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Sybase desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the Proxy Statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

All Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a dissenting stockholder who complies in all respects with the provisions of Section 262 (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262.

If a dissenting stockholder fails to perfect or otherwise waives, withdraws or loses its right to appraisal of its Shares under Section 262 or other applicable law, then the right of that dissenting stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such stockholder’s Certificates in the manner provided in the Merger Agreement.

With respect to any demand for appraisal of Shares under Section 262:

•

Sybase will give prompt notice to SAP America of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Sybase relating to rights to be paid for the fair value of Dissenting Shares;

•	SAP America will have the right to participate in and control all negotiations and proceedings with respect to such demands for appraisal; and

•

Prior to the earlier of the Director Appointment Date and the Effective Time, Sybase will not, except with SAP America’s prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do or commit to do any of the foregoing.

(g) “Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act (“Rule 13e-3”), which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. SAP America and the Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the stockholders of Sybase will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

(h) Plans for Sybase. Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Sybase will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. SAP America will continue to evaluate the business and operations of Sybase during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, SAP America intends to review such information as part of a comprehensive review of Sybase’s business, operations, capitalization and management with a view to optimizing development of Sybase’s potential in conjunction with SAP America’s existing business.

The Sybase Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Sybase Board may be required to submit the Merger Agreement to the stockholders of Sybase for adoption. If required, Sybase has agreed to (i) prepare a proxy statement for a special meeting of Sybase stockholders to consider the adoption of the Merger Agreement and file such proxy statement with the SEC as soon as practicable after the Acceptance Time; (ii) duly set a record date for, and within three business days after receipt of SEC clearance of the proxy statement (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), call and give notice of the special meeting for the purpose of considering and taking action upon the Merger Agreement (with the record date and meeting date to be set for in consultation with SAP America); (iii) as promptly as practicable after the clearance of the proxy statement from the SEC (or ten days after the preliminary proxy statement has been filed with the SEC if no comments with respect to it have been received from the SEC), print and mail the proxy statement to the stockholders of Sybase; and (iv) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement, and secure any approval of the stockholders of Sybase that is required by applicable law to effect the Merger. If stockholder approval is required, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding Shares.

If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to adopt the Merger Agreement by written consent or at a special meeting of Sybase stockholders without the affirmative vote of any other stockholder of Sybase. The Purchaser has agreed to vote for or enter into a written consent with respect to all Shares acquired by the Purchaser in the Offer to cause the adoption of the Merger Agreement and approval of the Merger. If the Purchaser acquires at least 90% of the then-issued and outstanding Shares pursuant to the Offer or otherwise, the Merger will be consummated without a special meeting of Sybase stockholders and without the approval of the stockholders of Sybase. The Merger Agreement provides that the Purchaser will be merged with and into Sybase and that Sybase’s certificate of incorporation in effect immediately prior to the Effective Time will be amended as of the Effective Time to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, and the bylaws of the Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation following the Merger.

(i) Recent Developments Relating to Sybase.

Between May 13, 2010 and May 25, 2010, three substantially similar putative shareholder class action suits were filed by individual stockholders in the Superior Court of California in Alameda County against Sybase and its directors. The cases are styled as Michael Casey v. Sybase, Inc., et al., Case No. RG10515026, The Vladimir Gusinksy Living Trust Dated 8/25/1993 v. Alberding, et al., Case No. RG10515575, and City of Pontiac General Employees’ Retirement System v. Sybase, Inc., et al,, Case No. RG10516213. The complaints generally allege that Sybase’s directors breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the Merger Agreement and that Sybase aided and abetted these alleged breaches of fiduciary duties. In the Vladimir Gusinksy action, where SAP AG is additionally named as a defendant, such complaint generally alleges that SAP AG also aided and abetted these alleged breaches of fiduciary duties by Sybase’s directors. The complaints seek class certification, certain forms of injunctive relief, including enjoining the Offer, and payment of plaintiff’s attorney’s costs and fees.

On May 17, 2010, a putative shareholder class action suit styled as Stephen Alberti v. Sybase, Inc., et al., Case No. CV-10-2109, was filed in the United States District Court for the Northern District of California against Sybase’s directors (with the exception of Richard Alberding), Sybase, SAP AG, SAP America and the Purchaser. The complaint generally alleged that the individual defendants breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the Merger Agreement and that Sybase, SAP AG, SAP America and Purchaser aided and abetted these alleged breaches of fiduciary duties. The complaint sought class certification, certain forms of injunctive relief, including enjoining the Offer, unspecified damages, and payment of plaintiff’s attorney’s costs and fees. Plaintiff voluntarily dismissed this complaint without prejudice on May 20, 2010.

Sybase and the other defendants have not yet responded to the complaints. Sybase has informed SAP America and the Purchaser that it intends to defend the claims raised in these lawsuits.

12. Source and Amount of Funds

The Offer is not conditioned on the procurement of any financing. The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $5.8 billion. The Purchaser intends to obtain such funds by means of a capital contribution from SAP America, and SAP America intend to obtain such funds by means of a capital contribution and/or loan from SAP AG or another affiliate. SAP AG intends to obtain such funds (which the affiliate would obtain from SAP AG) from its cash on hand and a € 2.75 billion dual-currency term loan facility (described below).

On May 21, 2010 SAP AG entered into a € 2.75 billion dual-currency term loan facility agreement with Barclays Bank PLC and Deutsche Bank Luxembourg S.A., with Barclays Capital and Deutsche Bank AG as mandated lead arrangers and bookrunners (the “SAP AG Borrowing”). Other financial institutions may also become lenders under the SAP AG Borrowing. A copy of the Credit Facility Agreement relating to the SAP AG Borrowing has been filed as an exhibit to the Schedule TO to which this Offer to Purchase is attached as an exhibit. Reference is made to such exhibit for a more complete description of the terms and conditions of the SAP AG Borrowing, and such exhibit is incorporated herein by reference.

The SAP AG Borrowing is primarily intended to finance the acquisition of Sybase by SAP America, including (a) the acquisition of the Shares pursuant to the Offer and the Merger, (b) the refinancing or repurchase of indebtedness of Sybase, (c) cash settlements or redemptions of the Sybase Options, the Sybase SARs, shares of Sybase Restricted Stock or any other rights to purchase capital stock of Sybase becoming due as a result of a change of control over Sybase triggered by the acquisition of Sybase, (d) payments to Sybase employees and/or directors in relation to employee or management incentive plans becoming payable in connection with the acquisition of Sybase as a result of a change of control over Sybase triggered thereby and (e) the payment of fees, costs and expenses incurred in connection with the acquisition of Sybase, including, without limitation, the financing provided under the SAP AG Borrowing.

The SAP AG Borrowing may be drawn upon in multiple drawings until the earlier of December 31, 2010 or the effective date of the termination of the Merger Agreement prior to the consummation of the acquisition of Sybase (the “Availability Period”). The final maturity date is the second anniversary of the signing of the SAP AG Borrowing agreement. All drawings under the SAP AG Borrowing are committed and may be utilized in Euros or U.S. dollars. Subject to the absence of a major default and the correctness of major representations made by SAP AG, the lenders are, during the Availability Period, obligated to provide the committed financing for the acquisition of the Shares by Purchaser and SAP America until the closing of the acquisition of Sybase (customary so-called “certain funds concept”). It is a condition precedent for any drawing under the SAP AG Borrowing to finance the acquisition that the Sybase Board shall not have made a public announcement withdrawing its recommendation to holders of Shares that they accept the Offer and tender their Shares to the Purchaser.

The SAP AG Borrowing contains market-standard undertakings and restrictions. Such undertakings and restrictions may influence the flexibility of the operations of SAP AG and its subsidiaries. There are no financial covenants and the loans granted under the SAP AG Borrowing are unsecured.

A breach of the restrictive covenants will give rise (subject, in certain instances, to cure periods) to a right of the lenders of the SAP AG Borrowing to accelerate the loans and cancel their respective commitments thereunder. Other circumstances that may allow the lenders of the SAP AG Borrowing to accelerate the loans and cancel their respective commitments under the SAP AG Borrowing include, notably, any non-payment default by SAP AG under the SAP AG Borrowing or related finance documentation or cross-acceleration default by SAP AG or a material subsidiary in respect of financial liabilities totaling € 20 million or more and any insolvency event in relation to SAP AG or a material subsidiary. Such acceleration rights are subject to the customary certain funds concept referred to above.

Drawings under the SAP AG Borrowing will bear interest at a rate per annum that corresponds to an applicable margin plus EURIBOR (or, in the case of U.S. dollar denominated loans, LIBOR) for the selected interest period.

Drawings under the SAP AG Borrowing are subject to commitment and ticking fees, amounting to a percentage of the amount of the facility available under the SAP AG Borrowing, as well as upfront arrangement, underwriting, participation and facility agency fees.

SAP AG may at any time cancel unutilized commitments and voluntarily prepay loans, in each case subject to a minimum cancellation or repayment amount of € 20,000,000, by giving a five business days’ advance notice.

Under the SAP AG Borrowing, SAP AG must notify the lenders if it learns that in the meaning of the German Securities Acquisition and Takeover Act any person or any group of persons acting together has acquired control of more than 50% of its voting shares. If, on receiving the notification, lenders that represent at least two-thirds of the credit volume so require, the lenders have the right to cancel the SAP AG Borrowing and demand complete repayment of the outstanding debt thereunder (unless a continuation agreement is reached, in respect of which SAP AG may request good-faith negotiation). SAP AG is further obligated to prepay the loans and cancel commitments upon the occurrence of certain mandatory prepayment events, including, subject to certain exceptions and baskets, in particular the proceeds from (a) any issuance of debt instruments in the international or domestic capital markets after the signing of the SAP AG Borrowing agreement relating to the SAP AG Borrowing and (b) any disposition of the Shares to any person other than a subsidiary of SAP AG.

SAP AG may elect to raise financing in the national and/or international debt capital markets, including (without limitation) by way of an issuance of a bond or other instrument (either as a public offer or a private placement), the proceeds of which are to be used to prepay and/or cancel the SAP AG Borrowing.

The Purchaser, SAP America and SAP AG do not have any alternative committed financing arrangements or financing plans with respect to the Offer and the Merger in the event that the SAP AG Borrowing is not available, and do not anticipate the need to seek additional or alternative financing.

The Purchaser believes that the financial condition of the Purchaser, SAP America and SAP AG is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Purchaser, through its parent company, SAP America, and SAP America, through its parent company, SAP AG, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (c) SAP AG has agreed to absolutely, irrevocably and unconditionally guarantee the obligations of SAP America and the Purchaser under the Merger Agreement, (d) the Offer is not subject to any financing condition and (e) if the Purchaser consummates the Offer, SAP America will acquire any remaining Shares for the same cash price in the Merger.

13. Dividends and Distributions

The Merger Agreement provides that, without the prior written consent of SAP America or as may required by law, Sybase will not, and will not permit any of its subsidiaries to, prior to the earlier of the Director Appointment Date, the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, directly or indirectly, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends paid by a wholly-owned subsidiary of Sybase to Sybase or another wholly-owned subsidiary of Sybase in the ordinary course of business consistent with past practice. See Section 11(b)—“The Merger Agreement—Conduct of Sybase’s Operations.”

14. Conditions of the Offer

Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to applicable rules and regulations of the SEC, pay for any validly tendered Shares, if:

(i)	the Minimum Condition has not been satisfied at the expiration date of the Offer;

(ii)	the Antitrust Condition has not been satisfied at or prior to the expiration date of the Offer;

(iii)	any of the following conditions has occurred and is continuing at the expiration of the Offer:

(a)	there is pending any suit, action or proceeding by any U.S. governmental entity or a non-U.S. governmental entity of competent jurisdiction whose clearance, consent or approval is required under antitrust approval laws in connection with the transactions contemplated by the Merger Agreement against SAP America, the Purchaser, Sybase or any subsidiary of Sybase in connection with the Offer or the Merger:

•	challenging the acquisition by SAP America or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger,

•	seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser, or otherwise to render SAP America or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger,

•

seeking to prohibit or impose any limitations on the ownership or operation by SAP America, Sybase or any of their respective subsidiaries, of all or any portion of the businesses or assets of SAP America, Sybase or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel SAP America, Sybase or any of their respective subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of SAP America, Sybase or any of their respective subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or

•

seeking to prohibit or impose limitations on the ability of SAP America or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of Sybase;

(b)	there is any law, statute, code, ordinance, rule, regulation, order, writ, judgment, injunction, decree, stipulation, determination or award enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the EC Merger Regulation that has resulted or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above or has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

(c)	the representations and warranties of Sybase set forth in the Merger Agreement as to capitalization fail to be true and correct in all material respects, as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); provided, that if either the total number of Shares or the total number of Shares subject to outstanding Sybase Options, Sybase SARs or reserved for issuance pursuant to the ESPP, in each case set forth in the capitalization representation and warranty in the Merger Agreement, and in each case as of May 10, 2010, exceeds the actual numbers as of such date by more than a “de minimis” amount, such representations and warranties will be deemed to fail to be true and correct in all material respects;

(d)	all other representations and warranties of Sybase set forth in the Merger Agreement (without giving effect to any references to Sybase Material Adverse Effect or materiality qualifications) fail to be true and correct in any respect as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true and correct, a Sybase Material Adverse Effect;

(e)	Sybase breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, and such breach or failure has not been cured;

(f)	since May 12, 2010, a Sybase Material Adverse Effect has occurred and is continuing;

(g)	the Purchaser has not received a certificate of Sybase, executed by the Chief Executive Officer and the Chief Financial Officer of Sybase, dated as of the expiration date of the Offer, to the effect that the conditions set forth in paragraphs (c), (d), (e) and (f) above have not occurred; or

(h)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of SAP America and the Purchaser and may be asserted by SAP America or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by SAP America or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived), in each case subject to the terms of the Merger Agreement. The Merger Agreement provides that the failure by SAP America or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. In addition, the Merger Agreement provides that each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

As defined in the Merger Agreement, a “Sybase Material Adverse Effect” means any change, event, development, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Sybase and its subsidiaries, taken as a whole, or (b) prevents the consummation of the Offer or the Merger; provided, however, that, in the case of clause (a), none of the following changes, events, developments, occurrences or effects will be taken into account in determining whether there has been or will be, a Sybase Material Adverse Effect: (i) changes, events, developments, occurrences or effects affecting the economies of or financial, credit or capital market conditions in the United States or other countries or regions of the world in which Sybase and its subsidiaries operate, to the extent such changes do not adversely affect Sybase and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which Sybase and its subsidiaries operate; (ii) changes in the trading volume or trading price of the Sybase Common Stock in and of itself (provided that the facts and circumstances giving rise to changes in such price may be deemed to constitute, and may be taken into account in determining whether there has been, a Sybase Material Adverse Effect), (iii) changes in the industries in which Sybase and its subsidiaries operate, to the extent such changes do not adversely affect Sybase and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which Sybase and its subsidiaries operate, (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of May 12, 2010, to the extent such changes do not adversely affect Sybase and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which Sybase and its subsidiaries operate, (v) changes, events, developments, occurrences or effects primarily resulting from or arising out of the announcement, pendency or consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, including (A) any loss or departure of officers or other employees of Sybase or any of its subsidiaries and (B) any termination, suspension, reduction or similar negative development in Sybase’s and its subsidiaries’ relationships with its and their customers, suppliers and other persons or entities with whom they conduct business, (vi) any change in law or in generally accepted accounting principles (or in the interpretation thereof), to the extent such changes do not adversely affect Sybase and its subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which Sybase and its subsidiaries operate, (vii) any changes, events, developments, occurrences or effects primarily resulting from or arising out of (A) the failure by Sybase or any of its subsidiaries to take any action expressly prohibited by the Merger Agreement or (B) any actions taken by Sybase or any of its subsidiaries as expressly required by the Merger Agreement or with the consent of SAP America or the Purchaser (other than operation by Sybase and its subsidiaries of their business in the ordinary course of business), (viii) any failure by Sybase to meet any published analyst estimates or expectations of Sybase’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Sybase to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there has been, a Sybase Material Adverse Effect), or (ix) any legal proceedings made or brought by any of the current or former stockholders of Sybase (on their own behalf or on behalf of Sybase) against Sybase or the Sybase Board arising out of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

15. Legal Matters; Required Regulatory Approvals

General. Except as set forth in this Offer to Purchase, none of SAP AG, SAP America or the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of Sybase and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, SAP AG, SAP America and the Purchaser expect to seek such approval or action, except as described under “—State Takeover Laws.” There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to Sybase’s business might not result. The Merger Agreement provides that, in connection with the receipt of any necessary approvals of a governmental authority (including under the HSR Act), neither SAP America nor Sybase (nor any of their respective subsidiaries or affiliates) is required to (and, without SAP America’s prior consent, Sybase will not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SAP America, Sybase or their respective subsidiaries or affiliates.

State Takeover Laws. A number of states (including Delaware, where Sybase is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Sybase is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (a) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (c) following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Sybase has represented in the Merger Agreement that its board of directors has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, such that Section 203 of the DGCL does not apply to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, or the transactions contemplated by the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares by Purchaser pursuant to the Offer is subject to such requirements. SAP AG will file a Premerger Notification and Report Form in connection with the Offer with the Antitrust Division and the FTC as soon as practicable. The required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on the date that is 15 calendar days after the filing of the Premerger Notification and Report Form, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Materials (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by SAP AG with that request, unless the FTC or the Antitrust Division terminates the additional waiting period earlier. After the expiration of the 10 calendar day waiting period, the waiting period may be extended only by court order or SAP AG’s and Sybase’s agreement not to close. In practice, complying with a Second Request can take a significant period of time. Although Sybase is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with a Second Request, failure by Sybase to substantially comply with an applicable Second Request will not extend the waiting period with respect to the Offer.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s acquisition of Shares pursuant to the Offer. The Antitrust Division or the FTC may take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of SAP AG or its subsidiaries, or of Sybase or its subsidiaries. Private parties who may be adversely affected by the Offer and the Merger and individual states may also bring legal actions under the antitrust laws in certain circumstances. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer and the Merger. See Section 14—“Conditions of the Offer.”

European Union Antitrust Compliance. Under Article 7(1) of the EC Merger Regulation, a transaction meeting certain thresholds may not be completed before it is notified to the European Commission (the “EC”) and the EC (a) has not declared that the transaction does not to fall within the scope of the EC Merger Regulation, (b) has declared that the transaction is compatible with the common market, or (c) has been deemed to have declared that the transaction is compatible with the common market. The purchase of Shares pursuant to the Offer falls under the definition of a notifiable concentration pursuant to the EC Merger Regulation.

Under the provisions of the EC Merger Regulation, the initial (Phase I) review period is 25 working days, which may be extended by 10 working days if the parties offer remedial undertakings during the initial 20 working days of the Phase I period. If the EC has serious doubts whether a notified transaction is compatible with the common market, it may initiate Phase II proceedings, which last an additional 90 to 125 working days.

The EC frequently scrutinizes under the EC Merger Regulation transactions such as Purchaser’s acquisition of Shares pursuant to the Offer. The EC could prohibit the transaction by declaring that the concentration is incompatible with the common market or the EC could require, as a condition to clearance, a remedy such as the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of SAP AG or its subsidiaries, or of Sybase or its subsidiaries. Although the parties believe that consummation of the Offer is not incompatible with the common market, there can be no assurance that a challenge to the Offer will not be made by the EC or, if a challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

Other. It may be necessary to make additional filings relating to Purchaser’s acquisition of Shares pursuant to the Offer and the Merger with governmental entities in other foreign jurisdictions, however, no other filings are a condition to the Offer. The parties are reviewing whether any such filings are required in connection with the Offer and the Merger and intend to make any such filings promptly to the extent required. Although the parties believe that consummation of the Offer and the Merger would not violate any antitrust law, there can be no assurance that governmental entities will not challenge the Offer and the Merger on competition or other grounds, or if such challenge is made, what the results thereof will be.

16. Fees and Expenses

Barclays Capital Inc. is acting as Dealer Manager in connection with the Offer. SAP America has agreed to reimburse the Dealer Manager for certain out-of-pocket expenses. SAP America has also agreed to indemnify the Dealer Manager and related parties against certain liabilities in connection with the Offer. In the ordinary course of business, the Dealer Manager and its successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

SAP America has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the stockholders of Sybase by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. SAP America will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. SAP America has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, SAP America has retained American Stock Transfer and Trust Company as Depositary in connection with the Offer. SAP America will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for certain out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection with the Offer.

Except as set forth above, none of SAP AG, SAP America or the Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. SAP AG or SAP America will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous

None of SAP AG, SAP America or the Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If SAP AG, SAP America or the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, SAP AG, SAP America and the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, SAP AG, SAP America and the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, stockholders of Sybase in that state. SAP AG, SAP America and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Sybase has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Sybase Board with respect to the Offer and the reasons for the recommendation of the Sybase Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning Sybase” of this Offer to Purchase and Section 9—“Certain Information Concerning SAP AG, SAP America and the Purchaser” of this Offer to Purchase.

None of SAP AG, SAP America or the Purchaser has authorized any person to give any information or to make any representation on behalf of SAP AG, SAP America or the Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of SAP AG, SAP America, the Purchaser, Sybase or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SHEFFIELD ACQUISITION CORP.

May 26, 2010

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF

SAP AG, SAP AMERICA, INC. AND SHEFFIELD ACQUISITION CORP.

SAP AG

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each of the members of the Executive Board and the Supervisory Board, and each executive officer, of SAP AG. Each person identified below is a citizen of the Federal Republic of Germany, with the exception of Pekka Ala-Pietilä, who is a citizen of Finland, Bill McDermott and Vishal Sikka who are citizens of the United States of America, Bernard Liautaud, who is a citizen of France, and Panagiotis Bissiritsas, who is a citizen of both Germany and Greece. Unless otherwise noted, the current business address of each person identified below is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany, and the current business phone number of each of these individuals is +49-6227-7-47474.

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Prof. Dr. h.c. mult. Hasso Plattner	Chairperson of the Supervisory Board	Chairperson of the Supervisory Board, SAP AG (2003 - Present)

Positions in past five years: see above

Lars Lamadé	Vice Chairperson of Supervisory Board	Present occupation: Employee of SAP AG, Project Manager, Service and Support, SAP AG (June 2006 - Present)

Positions in past five years: Risk Manager, Service and Support, SAP AG (February 2004 - June 2006)

Pekka Ala-Pietilä	Member of Supervisory Board	Present occupation: Co-founder and CEO Blyk Ltd., a messaging media company, located in London, UK (May 2006 - Present)

Positions in past five years: Executive Advisor to the CEO of Nokia Corporation, a mobile phone and telecom networks supplier, headquartered in Espoo, Finland (October 2005 - January 2006)

Thomas Bamberger	Member of Supervisory Board	Present occupation: Head of COO Operations of SAP AG (2010 - Present)

Positions in past five years: Chief Operating Officer of Global Service & Support of SAP AG (2008 - 2010); Chief Controlling Officer of Global Service & Support of SAP AG (2005 - 2008)

Panagiotis Bissiritsas	Member of Supervisory Board	Present occupation: Expert support consultant at SAP AG (2005 - Present)

Positions in past five years: see above

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Willi Burbach	Member of Supervisory Board	Present occupation: Developer at SAP AG (July 1990 - present)

Positions in past five years: see above

Prof. Dr. Wilhelm Haarmann	Member of Supervisory Board	Present occupation: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, HAARMANN Partnerschaftsgesellschaft, Rechtsanwälte, Steuerberater, Wirtschaftsprüfer, a partnership of professional auditors, tax consultants and attorneys, located in Frankfurt am Main, Germany (2006 - Present)

Positions in past five years: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, Haarmann, Hemmelrath & Partner, a law firm, located in Frankfurt am Main, Germany (1987 - 2006)

Peter Koop	Member of Supervisory Board	Present occupation: Industry Solution Specialist, SAP Deutschland AG & Co. KG (2002 - Present)

Positions in past five years: see above

Bernard Liautaud	Member of Supervisory Board	Present occupation: General Partner, Balderton Capital Management, a venture capital firm, located in London, United Kingdom (July 2008 - Present)

Positions in past five years: Chairman and Chief Executive Officer of Business Objects, an enterprise software company located in San Jose, CA, which was acquired by SAP AG in 2008 (October 2005 - January 2008); Chief Executive Officer of Business Objects (August 1990 - October 2005).

Dr. Gerhard Maier	Member of Supervisory Board	Present occupation: Employee of SAP AG, Development Project Manager (June 2003 - present)

Positions in past five years: see above

Christiane Kuntz-Mayr	Member of Supervisory Board	Present occupation: Employee of SAP AG, Deputy Chairperson of the Works Council of SAP AG, Development Manager (June 2000 - Present)

Positions in past five years: see above

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Dr. h.c. Hartmut Mehdorn	Member of Supervisory Board	Present occupation: Independent Consultant (2009 - Present)

Positions in past five years: Chief Executive Officer, Deutsche Bahn AG, the German national railway company, headquartered in Berlin, Germany (1999 - 2009)

Prof. Dr.-Ing. Dr. h.c. mult. Dr.-Ing. E.h. mult. Joachim Milberg	Member of Supervisory Board	Present occupation: Chairman of the Supervisory Board of BMW AG, an automobile, motorcycle and engine manufacturer, headquartered in Munich, Germany (2004 - Present); Member of Supervisory Board of Bertelsmann AG, an international media corporation, headquartered in Gütersloh, Germany (2005 - Present); Member of Supervisory Board of Festo AG, a supplier of pneumatic and electrical automation technology, headquartered in Esslingen, Germany (2003 - Present); Member of Supervisory Board of ZF Friedrichshafen AG, an automotive supplier for driveline and chassis technology, headquartered in Friedrichshafen, Germany (2008 - Present); Member of Supervisory Board of John Deere, a manufacturer of farm and forestry equipment, headquartered in Moline, IL (2003 - Present).

Positions in past five years: Member of Shareholder Committee of TÜV Süd AG, a testing and inspection organization, headquartered in Munich, Germany (2001 - 2009); Deputy Chairman of the Supervisory Board of MAN AG, a manufacturer of commercial vehicles, engines and mechanical engineering equipment, headquartered in Munich, Germany (2002 - 2008); Member of the Supervisory Board of Leipziger Messe, a company that organizes specialist shows and exhibitions, located in Leipzig, Germany (2003 - 2006); Member of the Supervisory Board of Allianz Versicherung AG, an integrated financial services provider, headquartered in Munich, Germany (2001 - 2006).

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Dr. Erhard Schipporeit	Member of Supervisory Board	Present occupation: Business Consultant (January 2007 - Present).

Positions in past five years: Member of the Executive Board and Chief Financial Officer, E-ON AG, a power and gas company, located in Düsseldorf, Germany (June 2000 – December 2006)

Stefan Schulz	Member of Supervisory Board	Present occupation: Employee of SAP AG, Development Project Manager (April 2004 - Present)

Positions in past five years: see above

Dr. Prof. Dr.-Ing. Dr.-Ing. E.h. Klaus Wucherer	Member of Supervisory Board	Present occupation: Management Director of Dr. Klaus Wucherer Innovations- und Technologieberatung GmbH, located in Erlangen, Germany (January 2009 - Present)

Positions in past five years: Executive Advisor to the Chief Executive Officer, Siemens AG, an industrial and consumer produced manufacturer with principal executive offices located in Munich, Germany (January 2008 - December 2008); Executive Vice President, Siemens AG (October 2000 - December 2007).

William McDermott	Co-Chief Executive Officer	Present occupation: Co-Chief Executive Officer, SAP AG (February 2010 - Present); Member of Executive Board, SAP AG (July 2008 - Present); Chairman of the Board of Directors, SAP America, Inc., (January 2009 - Present); Member of the Board of Directors, SAP America, Inc. (October 2002 - Present)

Positions in past five years: Chief Executive Officer, SAP America, Inc. (September 2002- February 2010)

Jim Hagemann Snabe	Co-Chief Executive Officer	Present occupation: Co-Chief Executive Officer, SAP AG (February 2010 - Present); Member of Executive Board, SAP AG (July 2008 - Present)

Positions in past five years: Vice President and Chief Operations Officer of Business Solution group, SAP AG (2002 - 2006); Business Suite organization, SAP AG (2007 - 2010)

Name and Address (If Applicable)	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Dr. Werner Brandt	Chief Financial Officer	Present occupation: Chief Financial Officer, SAP AG (February 2001-present); Member of the Executive Board of SAP AG (2001 - Present)

Positions in past five years: see above

Gerhard Oswald	Chief Operating Officer	Present occupation: Chief Operating Officer, SAP AG (February 2010 - Present); Member of the Executive Board of SAP AG (1996 - Present)

Positions in past five years: Global Service and Support, SAP AG (2005 - February 2010)

Vishal Sikka	Chief Technology Officer	Present occupation: Chief Technology Officer, SAP AG (April 2007 - Present); Member of Executive Board of SAP AG (February, 2010 - Present)

Positions in past five years: Chief Software Architect, SAP AG (2002 - April 2007)

SAP AMERICA, INC.

The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years of each director and executive officer of SAP America, Inc. Each person identified below is a citizen of the United States of America, with the exception of Dr. Werner Brandt, who is a citizen of the Federal Republic of Germany. Unless otherwise noted, the current business address of each person identified below is 3999 West Chester Pike, Newtown Square, PA 19073, and the current business phone number of each of these individuals is (610) 661-1000.

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Robert Enslin	President	Present occupation: President, SAP America, Inc. (February 2009 - Present)

Positions in past five years: COO Global Field Operations, SAP America, Inc. (July 2008 - January 2009); Interim President and CEO, SAP Latin America (April 2008 - September 2008); COO, SAP America, Inc. (January 2008 - March 2008); President and CEO, SAP Japan (2005 - 2007)

Mark R. White	Chief Financial Officer	Present occupation: Chief Financial Officer, SAP America, Inc. (September 2008 - Present)

Positions in past five years: Executive Chairman, TomorrowNow, Inc. (June 2007 - present); Chief Operating Officer, SAP America, Inc. (March 2003 - June 2007); Chief Financial Officer, SAP America, Inc. (March 2002 - March 2007)

Steve Winter	Chief Operating Officer	Present Occupation: Chief Operating Officer, SAP America, Inc. (January 2010 - present)

Positions in past five years: Senior Vice President, General Manager Southwest Region, SAP America, Inc. (January 2005 – December 2007); Senior Vice President, General Manager, Midwest Region, SAP America, Inc. (January 2008 – June 2009); Executive Vice President, Sales, SAP America, Inc. (July 2009 – December 2009)

Brad C. Brubaker	Secretary	Present occupation: President, Sheffield Acquisition Corp. (May 2010 – present) Senior Vice President, General Counsel for Global Field Legal and Corporate Secretary, SAP America, Inc. (January 2009 - Present)

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Positions in past five years: Senior Vice President, General Counsel for SAP Americas and Corporate Secretary, SAP America, Inc. (November 1999 - January 2009)

Elizabeth Heck	Vice President, Tax and Assistant Corporate Secretary	Present occupation: Vice President, Tax and Assistant Corporate Secretary, SAP America, Inc. (March 2003 - Present)

Positions in past five years: see above

Mary Beth Hanss,	Senior Vice President, General Counsel	Present occupation: Senior Vice President, General Counsel, SAP America, Inc. (August 2008 - present)

Positions in past five years: Vice President and Assistant General Counsel, SAP America, Inc. (January 2003 - July 2008)

William McDermott	Chairman	(See above information.)

Robert Enslin	Director	(See above information.)

Dr. Werner Brandt	Director	(See above information.)

SHEFFIELD ACQUISITION CORP.

The following table sets forth the present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for Brad C. Brubaker, the sole director and executive officer of Sheffield Acquisition Corp. Mr. Brubaker is a citizen of the United States of America. Mr. Brubaker’s current business address is 3999 West Chester Pike, Newtown Square, PA 19073, and his current business phone number is (610) 661-1000.

Name	Office	Present Principal Occupation or Employment and Material Positions Held During the Past Five Years
Brad C. Brubaker	Director and President	Present occupation: see above.

Positions in past five years: see above.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of Sybase or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	(718) 234-5001	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Call (collect) at (718) 921-8317 or (toll free) at (877) 248-6417

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at SAP America’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Barclays Capital Inc.

745 Seventh Avenue, 3rd Floor

New York, New York 10019

Attention: Equity Corporate Services

Call Toll-Free (888) 610-5877